Exhibit 99.1

Item 1A.	Risk Factors

Our operations could be affected by various risks, many of which are beyond our control. Based on current information, we believe that the following identifies the most significant risk factors that could affect our business. However, the risks and uncertainties we face are not limited to those discussed below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also could affect our business. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. You should carefully consider the following risks, which could adversely affect our results of operations and financial condition.

There is substantial doubt regarding our ability to remain a going concern.

There is substantial doubt regarding our ability to maintain liquidity sufficient to operate our business and our ability to continue as a going concern. Our cumulative losses, high level of indebtedness and ability to comply with related debt covenants, including amongst other factors, continued listing on a national automated stock exchange and future EBITDA requirements, in addition to our current liquidity situation, raise substantial doubt as to our ability to continue as a going concern for a period longer than twelve months from January 31, 2010. Our ability to continue as a going concern depends on, among other factors, a return to profitable operations, a successful restructuring of the 2005 Notes and the 2006 Notes, and possible amendment of future EBITDA requirements under our Credit Facility, as we do not currently expect to meet these future EBITDA requirements. Until the possible completion of the financial and strategic alternatives process, our future remains uncertain, and there can be no assurance that our efforts in this regard will be successful.

We have put provisions due on our convertible senior notes that may require us to pay the following principal payments: $52.0 million on November 1, 2011, with respect to the 2006 Notes, and $75.0 million on November 1, 2012, with respect to the 2005 Notes (see Note 6 – Debt in Notes to the Consolidated Financial Statements). Furthermore, payments of principal on these Notes may be accelerated upon the occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes, which would require us to purchase the notes at 100% of their aggregate principal amount (along with any accrued but unpaid interest thereon) within approximately 55 business days of such occurrence. We believe that there is substantial risk that a fundamental change will occur in the near future. Refer to discussion of New York Stock Exchange (“NYSE”) continued listing requirements and related risk of delisting our common stock in “The New York Stock Exchange (“NYSE”) suspended trading of our common stock on October 8, 2010” below.

In light of these recent developments and our liquidity risks, we are currently reviewing strategic and financing alternatives available with assistance from legal and financial advisors. On September 14, 2010, we entered into a restructuring support agreement with certain holders of the 2005 Notes and 2006 Notes (see Note 18 – Subsequent Events in Notes to the Consolidated Financial Statements). We also continue to be engaged in active discussions with lenders under our Credit Facility regarding a restructuring of our capital structure. There can be no assurance that we will be able to consummate a restructuring pursuant to the terms of the restructuring support agreement or at all. Furthermore, we may be unable to maintain adequate liquidity prior to the restructuring contemplated under the restructuring support agreement or otherwise, and, as a result, we may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.

We have incurred significant net losses from continuing operations in the recent past, and such losses may continue in the future, which may result in a need for increased access to capital. If our cash provided by operating and financing activities is insufficient to fund our cash requirements, we could face substantial liquidity problems.

Our net losses from continuing operations attributable to C&D Technologies, Inc. were $25,538, $16,885 and $4,764 for the fiscal years ending 2010, 2009 and 2008, respectively. Further, as of January 31, 2010, we have approximately $154,000 of debt related to our Credit Facility, 2005 Notes and 2006 Notes and China line of credit. In the event we require additional capital in the future, due to continued losses in the future at unanticipated levels, debt maturities, or otherwise, individually or in combination, such capital may not be available on satisfactory terms, or available at all.

Our liquidity derived from our Credit Facility is based on availability determined by a borrowing base. We may not be able to maintain adequate levels of eligible assets to support our required liquidity in the future. In addition, our Credit Facility requires us to meet certain financial ratios if our availability falls below certain thresholds. Our ability to meet these financial provisions may be affected by events beyond our control. Rising prices of lead and other commodities and other circumstances have resulted in us obtaining amendments to our financial covenants in the past. Such amendments may not be available in the future, if required.

Any breach of the covenants in our Credit Facility or the indentures governing our 2005 Notes and 2006 Notes could cause a default under our Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict our ability to borrow under our Credit Facility, thereby significantly impacting our liquidity. If we incur an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the 2005 Notes and 2006 Notes, following certain fundamental changes. Additionally, our 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2011 and November 2012, respectively. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our Credit Facility or the indentures governing the 2005 Notes and 2006 Notes, the lenders under our Credit Facility or the holders of the 2005 Notes and 2006 Notes could institute foreclosure proceedings against the assets securing borrowings under those facilities, which would have an material adverse impact on the Company, including filing of a voluntary petition under Chapter 11 of the Bankruptcy Code.

Fluctuations in prices and availability of raw materials, particularly lead, could increase our costs or cause delays in shipments, which would adversely impact our business and results of operations.

Our operating results could be, and have been in the past, adversely affected by increases in the cost of raw materials, particularly lead, the primary cost component of our battery products, or other product parts or components such as copper and plastics. Lead represented approximately 40% of our cost of sales in fiscal year 2010. Lead market prices averaged $1.21 per pound in fiscal year 2008, $0.89 per pound in fiscal year 2009 and $0.83 per pound in fiscal year 2010. Lead traded as high as $1.18 per pound on January 7, 2010. We have lead clauses in many customer contracts which allow us to offset the changes in lead costs through higher / lower revenue – however, generally on a lag basis. In the current fiscal year these lead clauses resulted in sales price increases. Sales price increases are ultimately offset by higher cost lead in direct materials. A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases / surcharges to mitigate such cost increases in a timely manner, or at all, could have a material adverse effect on our results of operations and cash flows.

Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate supply and delivery of raw materials, including lead, and other product parts or components from our suppliers or from internal manufacturing capacity. Although we work closely with both our internal and external suppliers (and, as to the continuing availability of lead, our industry associations) to avoid encountering unavailability or shortages, we may encounter shortages in the future. The cessation, reduction or interruption of supply of raw materials, product parts or components, including the reduction in available credit from vendors, could have a material adverse effect on our operations. The loss of a key supplier or the inability to obtain certain key products or components could cause delays or reductions in shipments of our products, which could negatively affect customer satisfaction or cause a loss of sales to competitors, thereby reducing our revenues, or could increase our costs.

Market disruptions caused by a financial crisis could affect our ability to meet our liquidity needs at reasonable cost and our ability to meet long-term commitments, which could adversely affect our financial condition and results of operations.

We rely on our Credit Facility amongst other avenues to satisfy our liquidity needs. Further disruptions in the credit markets or further deterioration of the banking industry’s financial condition, may discourage or prevent lenders from meeting their existing lending commitments, extending the terms of such commitments or agreeing to renew commitments. Market disruptions may also limit our ability to issue debt securities in the capital markets. We can provide no assurances that our lenders will meet their existing commitments or that we will be able to access the credit markets in the future on terms acceptable to us or at all.

Longer term disruptions in the capital and credit markets as a result of uncertainty, reduced financing alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the market stabilizes or until alternative financing can be arranged. Such measures could include deferring capital expenditures and reducing other discretionary expenditures.

Continued market disruptions could cause a broad economic downturn, which may lead to increased incidence of customers’ failure to pay for products delivered, which could adversely affect our financial condition, results of operations and cash flow.

The capital market disruptions could result in increased costs related to variable rate debt. As a result, continuation of the market disruptions could increase our interest expense and adversely impact our results of operations.

A disruption in the capital markets and its actual or perceived effects on particular businesses and the greater economy also adversely affects the value of the investments held within our pension plans. Significant declines in the value of the investments held within our pension plans may require us to increase contributions to those plans in order to meet future funding requirements if the actual asset returns do not recover these declines in value in the foreseeable future. These trends may also adversely impact our results of operations, net cash flows and financial positions, including our shareholders’ equity.

Market conditions may unfavorably impact the value of pension plan assets and liabilities, which then could require significant additional funding. The performance of the capital markets affects the values of the assets that are held in trust to satisfy future obligations under our pension plans and could significantly impact our results of operations and financial position. We have significant obligations in these areas and hold significant assets in these trusts. These assets are subject to market fluctuations, which may affect investment returns and which may fall below our projected return rates. A decline in the market value of the pension plan assets will increase the funding requirements under our pension plans if the actual asset returns do not recover these declines in value. In addition, our pension plan liabilities are sensitive to changes in interest rates. As interest rates decrease, the liabilities increase, potentially increasing benefit expense and funding requirements. In fiscal years 2010 and 2009 our contributions to our plans were $2,300 and $2,600, respectively. We expect to make required contributions totaling approximately $5,100 to our plans in fiscal year 2011. Further, changes in demographics, including increased numbers of retirements or changes in life expectancy assumptions may also increase the funding requirements of the obligations related to the pension plans. Also, future increases in pension costs as a result of reduced plan assets may not be fully recoverable from our customers and the results of operations and financial position could be negatively affected.

During fiscal 2009, the unfunded status of our pension plans increased significantly primarily due to lower than expected asset returns, which are expected to result in increased benefit costs and minimum required funding contributions in future years. During fiscal 2010, the unfunded status of our pension plans increased again, to a lesser extent as compared to fiscal 2009, primarily due to lower than expected discount rates.

Restrictive loan covenants may impact our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

Our $75,000 principal amount Line of Credit Facility (“Credit Facility”), the indenture governing our 5.25% Convertible Senior Notes Due 2025 (“2005 Notes”) and the indenture governing our 5.50% Convertible Senior Notes Due 2026 (“2006 Notes”), contain certain covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The Credit Facility and the indentures governing our 2005 Notes and 2006 Notes restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distributions on our capital stock or certain other restricted payments or investments;

•	purchase or redeem stock;

•	issue stock of our subsidiaries;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets to secure debt.

Our liquidity derived from the Credit Facility is based on availability determined by a borrowing base. The availability is calculated monthly and is dependent upon our eligible receivables, inventory and certain equipment. We may not be able to maintain adequate levels of eligible assets to support our required liquidity.

In addition, our Credit Facility requires us to meet certain financial ratios. Our ability to meet these financial provisions may be affected by events beyond our control. Rising prices of lead and other commodities and other circumstances have resulted in us obtaining amendments to our financial covenants in the past.

The Credit Facility includes a material adverse change clause which defines an event of default as a material adverse change in our business, assets or prospects. Our lenders could claim a breach under the material adverse change covenant or the cross-default provisions under our Credit Facility under certain circumstances, including, for example, if holders of our 2005 Notes and 2006 Notes were to obtain the right to put their notes to us in the event that our common stock was no longer listed on any national securities exchange. An interpretation of events as a material adverse change or any breach of the covenants in our Credit Facility or the indentures governing our 2005 Notes and 2006 Notes could cause a default under our Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict our ability to borrow under our Credit Facility, thereby significantly impacting our liquidity.

Any breach of the covenants in our Credit Facility or the indentures governing our 2005 Notes and 2006 Notes could cause a default under our Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict our ability to borrow under our Credit Facility, thereby significantly impacting our liquidity. If we incur an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the 2005 Notes and 2006 Notes, following certain fundamental changes. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our Credit Facility or the indentures governing the 2005 Notes and 2006 Notes, the lenders under our Credit Facility or the holders of the 2005 Notes and 2006 Notes could institute foreclosure proceedings against the assets securing borrowings under those facilities.

The New York Stock Exchange (“NYSE”) suspended trading of our common stock on October 8, 2010.

Since our 30 day average market capitalization has fallen below $15 million, the NYSE suspended trading of our common stock as of October 8, 2010. Absent suspension of trading being lifted within a 60-day time period and/or relisting on a national automated exchange, such a development would constitute a fundamental change under the 2006 Notes, which could ultimately result in an event of default.

The delisting of our common stock and, if we are unable to list the stock on another national securities exchange, could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) resulting in a “fundamental change” as defined in the indentures governing the 2005 Notes and the 2006 Notes, which would give the holders of our 2005 Notes and our 2006 Notes the right to require us to repurchase their notes for an amount equal to the principal amount outstanding plus accrued but unpaid interest. We believe that there is a substantial risk that a fundamental change described in clause (v) will occur in the future and if we do not complete the restructuring prior to the time we are required to repurchase the 2005 Notes and 2006 Notes, we will not have enough cash on hand to comply with the governing indentures. If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

While a delisting of our common stock would not constitute a specific event of default under the documents governing our senior credit facilities, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

Maintaining our manufacturing operations requires significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We had capital expenditures of approximately $15,000 and $17,000 in fiscal years 2010 and 2009, respectively. We expect to spend approximately 2% to 4% of future revenues on capital expenditures in future periods, excluding the construction of any new manufacturing facilities. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

Changes in the tax legislation in the Peoples Republic of China may impact our competitiveness and increase the cost basis of product manufactured at our Shanghai facility.

Changes in the tax legislation in the Peoples Republic of China have effectively increased the cost basis of products manufactured at our Shanghai facility and exported from China by over 10% in the past. Absent price increases to our customers, these changes would impact profitability of our Shanghai facility and may also impact the competitiveness of this operation versus alternative manufacturing locations.

Certain of our materials sourcing originate in China. Enforcement of existing laws or contracts based on existing Chinese law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction in China. The relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes.

We may face additional impairment charges if economic environments in which our businesses operate and key economic and business assumptions substantially change.

Assessment of the potential impairment of property, plant and equipment, goodwill and other identifiable intangible assets is an integral part of our normal ongoing review of operations. Testing for potential impairment of long-lived assets is dependent on numerous assumptions and reflects our best estimates at a particular point in time, which may vary from testing date to testing date. The economic environments in which our businesses operate and key economic and business assumptions with respect to projected product selling prices and materials costs, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on both the existence and magnitude of impairments, as well as the time at which such impairments are recognized. Future changes in the economic environment and the economic outlook for the assets being evaluated could also result in additional impairment charges. Any significant asset impairments would adversely impact our financial results.

Adverse economic or market changes in certain market sectors in which we conduct business could impact our results of operations.

Our results of operations could be adversely affected by conditions in the domestic and global economies or the markets in which we conduct business, such as telecommunications, UPS, cable television, switchgear and control and military. Our products are principally used in connection with the telecommunications and IT industries. Weakness in these markets, such as a decline in consumer and business expenditures for IT and telecommunications may lead to a decrease in the demand for our equipment or the prices that we can charge. Any such decrease could adversely affect our operating results by decreasing revenues and gross profit margins.

We are subject to pricing pressure from our larger customers.

We face significant pricing pressures in all of our business segments from our larger customers. Because of their purchasing size, our larger customers can influence market participants to compete on price terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our financial results.

We operate in extremely competitive industries and are subject to continual pricing pressure.

We compete with a number of major domestic and international manufacturers and distributors of electrical storage and power conversion products, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industries, consolidation and the financial difficulties being experienced by several of our competitors, we have faced continual and significant pricing pressures. These pricing pressures may prevent us from fully recovering increased costs we might incur. We anticipate heightened competitive pricing pressure as Chinese and other foreign producers, who are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major U.S. and European markets. Several of our competitors have stronger technical, marketing, sales, manufacturing, distribution and other resources, as well as more significant name recognition and established positions in the market and longer-standing relationships with OEMs and other customers than we do. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our competitive position has depended, and continues to depend, on our ability to control and reduce our costs in the face of these pressures.

Difficulties or delays in product development would hinder our financial performance.

Our financial performance and our ability to compete are largely dependent on our ability to renew our pipeline of new products and to bring these products to market, including:

•	introducing viable new products;

•	successfully completing research and development projects or integrating or otherwise capitalizing upon purchased or licensed technology;

•	obtaining adequate intellectual property protection;

•	maintaining or improving product quality or reducing product costs through continued product engineering; and

•	utilizing or gaining market acceptance of new products.

To the extent our research and development initiatives are unsuccessful in one or more of these pursuits, the market does not accept our new or improved products or our sales force is unsuccessful in marketing such products, our financial results will be negatively impacted. In addition, industry standards, customer expectations, new technologies or other products may emerge that could render one or more of our products less desirable or obsolete. Our financial performance could also be affected by competitive products and technologies.

We are subject to risks associated with our foreign operations and currency exchange rates.

We have operations in Canada, China, England and Mexico, either directly or through our Chinese majority –owned joint venture. In our financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. Our most significant foreign currency exposures are to the Canadian dollar, the British pound and the Chinese Renminbi (“RMB”) or Yuan. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars. In addition, we may face restrictions on our ability to repatriate funds from our international operations.

Foreign operations are subject to risks that can materially increase the cost of operating in foreign countries and thereby may reduce our overall profitability. These risks include, but are not limited to:

•	currency exchange rate fluctuations;

•	increases in foreign tax rates and foreign earnings potentially being subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate and/or sell our products, including inflation;

•	the difficulties associated with managing an organization which operates throughout various countries;

•	required compliance with a variety of foreign laws and regulations; and

•	limited protection of intellectual property in certain foreign jurisdictions.

Our worldwide operations could be adversely impacted by political, economic and social changes, or acts of terrorism or war.

Changes in the laws or policies of governmental and quasi-governmental agencies, as well as social and economic conditions, in the countries in which we operate (including the United States) could affect our business and our results of operations. In addition, economic factors (including inflation and fluctuations in interest rates and foreign currency exchange rates) and competitive factors (such as price competition and business combinations or reorganizations of competitors) or a decline in industry sales or cancelled or delayed orders due to economic weakness or changes in economic conditions, either in the United States or other countries in which we conduct business, could negatively affect our results of operations. Terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to our operations, our suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability, any of which could have a material adverse effect on our results of operations.

We rely on third parties whose operations are outside our control.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers’ product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.

We also utilize third party distributors and manufacturer’s representatives to sell, install and service certain of our products. While we are selective in whom we choose to represent us, it is difficult for us to ensure that our distributors and manufacturer’s representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturer’s representatives; it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.

Our productivity initiatives, including rationalizations, relocations or consolidations may not be sufficiently effective to improve our financial performance or generate desired cost savings.

We have undertaken and may continue to undertake productivity initiatives, including, among others, reorganizations, including the shut down or sale of portions of our business, and facility rationalizations to improve performance or generate cost savings. In addition, we may from time to time relocate or consolidate one or more of our operations. We may not realize any planned performance improvements or cost savings from such activities and delays or other interruptions in production or delivery of products may occur as the result of any rationalization, relocation or consolidation. A rationalization, relocation or consolidation could also cause asset impairments and/or trigger environmental remediation obligations. Further, we may not complete or derive any benefit from these initiatives.

We continue to place emphasis on improving the quality of the products we manufacture and on more timely delivery of our products. To the extent management is unsuccessful at achieving the goals of any or all of these initiatives; we will not be able to achieve our anticipated operating results.

Costs of complying with environmental laws and regulations and liabilities that we may incur from fines and penalties, in the United States and internationally, could adversely impact our financial results and condition.

Our facilities are subject to a broad array of environmental laws and regulations. The costs of complying with complex environmental laws and regulations, as well as participation in voluntary programs, are significant and will continue to be so for the foreseeable future. We are also subject to potentially significant fines and penalties for non-compliance with applicable laws and regulations. Our accruals for such costs and liabilities may not be adequate because the estimates on which the accruals are based depend on a number of factors including, but not limited to, the nature of the problem, the complexity of the issues, the nature of the remedy, the outcome of discussions with regulatory agencies and/or the government or third parties and, as applicable, other PRPs at multiparty sites, the number and financial viability of other PRPs and risks associated with litigation. These costs and liabilities could adversely impact our financial results and condition.

We will continue to strive for elimination of, and seek to have our component part suppliers eliminate, prohibited hazardous substances consistent with legislative requirements. We will continue to actively monitor decisions around environmental legislation and align our compliance with those decisions and the needs of our customers. These efforts may not be successful or completed on a timely basis, the failure of either of which could have an adverse effect on our results of operations.

We have been awarded a government contract by the U.S. Army, and U.S. government agencies have special contracting requirements, which create additional risks.

During fiscal year 2010, we were awarded a contract with the U.S. Army to develop large-format lithium-ion battery systems. In contracting with U.S. government agencies, we are subject to various federal contract requirements. Future sales to U.S. government agencies will depend, in part, on our ability to meet these requirements, certain of which we may not be able to satisfy.

U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate our existing contracts;

•	reduce the scope and value of existing contracts;

•	audit and object to our contract-related costs and fees, including allocated indirect costs;

•	control and potentially prohibit the export of our products; and

•	change certain terms and conditions in our contracts.

As a U.S. government contractor, we may become subject to periodic audits and reviews. Based on the results of these audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation, and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspensions or prohibition from doing business with the U.S. government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our R&D costs and some marketing expenses, may not be reimbursable or allowed under our contracts. Further, as a U.S. government contractor, we may become subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

Our results may be adversely impacted by customers that become insolvent or bankrupt.

We are exposed to the credit risk of our customers, including risk of insolvency and bankruptcy. Although we have programs in place to monitor and mitigate the associated risk, such programs may not be effective in reducing our credit risks or risks associated with potential bankruptcy of our customers. To the extent one or more of our customers becomes insolvent or seeks protection from its creditors, we may not be able to collect money due to us and we could incur write-downs to our accounts receivable balances. Additionally, the loss of such customers could negatively impact our financial performance in future periods.

Pending or future litigation could impact our financial results and condition.

Our business, results of operations and financial condition could be affected by significant pending and future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified for those liabilities).

Our domestic business operations are dependent upon our ability to engage in successful collective bargaining with our unionized workforce.

Currently, approximately 54% of our domestic workforce is unionized, and we engage in collective bargaining negotiations with the unions that represent them. If we are unable to reach agreement with any of our unionized work groups in future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Strikes or labor disputes with our employees may adversely affect our ability to conduct our business.

A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.

Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.

If customers fail to renew supply agreements on terms as favorable to us as existing agreements, our financial results could be adversely impacted.

We supply products to certain of our customers pursuant to time-limited supply agreements. These contracts may not be renewed or, if renewed, they may not be renewed on as favorable terms to us as existing agreements, which could adversely impact our financial results.

We may not be able to adequately protect our proprietary intellectual property and technology.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies, which could adversely impact our competitive position and therefore adversely impact our business operations and financial results.

Material weaknesses in the Company’s internal controls over financial reporting existed during fiscal year 2009. If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately or on a timely basis. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our common stock.

As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules and regulations that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act which requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a public reporting company, we are required, among other things, to maintain a system of effective internal control over financial reporting suitable to prepare our publicly reported financial statements in a timely and accurate manner, and also to evaluate and report on such system of internal control.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of our consolidated financial statements as of January 31, 2009, we identified a material weakness in our internal control over financial reporting.

While we remediated this material weakness during fiscal 2010, there can be no assurance that a material weakness will not be identified in the future.

As discussed in our fiscal year 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC in 2009, during the prior 2009 fiscal year, our management team under the supervision and direction of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective as a result of certain material weakness. In connection with the assessment of our internal controls over financial reporting and disclosure controls and procedures at January 31, 2010, we determined that such material weaknesses had been fully remediated and that our internal controls over financial reporting and disclosure controls and procedures at January 31, 2010 were effective. The failure to maintain the adequacy of our internal controls over financial reporting may cause our internal controls over financial reporting and disclosure controls and procedures to be ineffective and any determination that a material weakness in our internal controls over financial reporting exists in the future may cause our internal controls over financial reporting and disclosure controls and procedures to be ineffective. Any such conclusion that our internal controls over financial reporting or disclosure controls and procedures are not effective in the future may adversely affect our ability to report our financial condition and results of operations accurately and in a timely manner and could negatively impact our stock price.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

All dollar amounts in this Item 7 are in thousands, except per share amounts and per pound lead amounts.

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended January 31, 2010 and 2009 should be read in conjunction with Selected Consolidated Financial Data and our audited consolidated financial statements and the notes to those statements. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, opinions, expectations, anticipations and intentions and beliefs. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this Report on Form 10-K.

Raw Material Pricing and Productivity

During fiscal year 2010, we experienced decreased demand for products sold domestically and increased demand internationally. Over the last three fiscal years, the costs of our raw materials, of which lead is our primary material, have changed significantly from an annual average of $1.21 per pound in 2008 to $0.89 per pound in 2009 to $0.83 per pound in 2010. We have implemented a series of selling price increases/decreases and a surcharge mechanism for some of our customers based upon lead prices at certain periods. Based upon our contractual pricing mechanisms and business practices, we currently estimate that there is a lag of up to six months before we fully recover pricing / lower direct material costs from these activities. Accordingly, in a period of rising lead costs we would expect our gross margins and results to be adversely impacted.

Lead, steel, copper, plastics and electronic components are the major raw materials used in the manufacture of our industrial batteries and electronics products and, accordingly, represent a significant portion of our materials costs. During fiscal years 2010, 2009 and 2008, the average London Metals Exchange (“LME”) price per pound of lead was as follows:

Fiscal Year	2010	2009	2008
Average annual LME price per pound of lead	$0.83	$0.89	$1.21
Lowest average monthly LME price per pound of lead	$0.50	$0.44	$0.81
Highest average monthly LME price per pound of lead	$1.07	$1.36	$1.69

Lead represented approximately 40% of our cost of good sold for both fiscal year 2010 and fiscal year 2009. Lead traded as high as $1.18 per pound on January 7, 2010. The changes in lead market price have negatively impacted our financial results in recent periods. We historically have not been able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements. Based upon our current revenue stream we estimate that a variation of $0.01 per pound of lead changes materials costs by approximately $1,000.

Inflation

The cost to us of manufacturing materials and labor and most other operating costs are affected by inflationary pressures. Most of our raw materials prices, steel, copper and resins, as well as fuel costs, continued to rise in fiscal year 2010. We generally have not been able to fully and timely offset these higher prices through our pricing actions.

We believe that, over recent years, we have been able to partially offset inflationary cost increases on certain items by:

•	effective raw materials purchasing programs;

•	increases in labor productivity;

•	improvements in overall manufacturing efficiencies; and

•	selective price increases of our products.

Results of Operations

The following table sets forth selected items in our consolidated statements of operations as a percentage of sales for the periods indicated.

Fiscal	2010	2009	2008
NET SALES	100.0%	100.0%	100.0%

COST OF SALES	88.8%	87.3%	89.6%

GROSS PROFIT	11.2%	12.7%	10.4%
OPERATING EXPENSES:
Selling, general and administrative expenses	12.2%	11.4%	10.3%
Research and development expenses	2.3%	1.9%	1.9%
Gain on sale of Shanghai, China plant	0.0%	0.0%	(4.4)%

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	(3.3)%	(0.6)%	2.6%

Interest expense, net	3.6%	3.2%	3.1%
Other expense (income), net	0.1%	0.5%	(0.3)%

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(7.0)%	(4.2)%	(0.2)%
Provision for income taxes from continuing operations	0.7%	0.5%	0.3%

LOSS FROM CONTINUING OPERATIONS	(7.7)%	(4.8)%	(0.5)%
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	0.0%	0.0%	(4.7)%

NET LOSS	(7.7)%	(4.8)%	(5.3)%

Net (loss) income attributable to noncontrolling interest	(0.1)%	(0.2)%	0.8%

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	(7.6)%	(4.6)%	(6.1)%

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect the preparation of our Consolidated Financial Statements.

Revenue Recognition

We recognize revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with terms of the agreement, title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on our experience. While returns have historically been minimal and within the provisions established, we cannot guarantee that we will continue to experience the same return rates that we have in the past. Periodically, we enter into prepayment contracts with various customers and receive advance payments for product to be delivered in future periods. Revenue associated with advance payments is recognized as shipments are made and title, ownership and risk of loss pass to the customer. Amounts billed to customers for shipping and handling fees are included in Net Sales and costs incurred by us for the delivery of goods are classified as Cost of Sales in the Consolidated Statements of Operations. Taxes on revenue producing transactions are excluded from Net Sales.

Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by age and type of receivable. Account balances are charged off against the allowance when we believe the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Inventory Reserves

Inventories are stated at the lower of cost or market. During fiscal year 2008 we changed the method of accounting for Inventories from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method. As a result cost is determined by the FIFO method for all inventories. We adjust the value of our obsolete and unmarketable inventory to the estimated market value based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Market value for raw materials is based on replacement cost and for work-in-process and finished goods on net realizable value.

Valuation of Long-lived Assets

We perform periodic evaluations of the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Events or changes in circumstances are evaluated based on a number of factors including operating results, business plans and forecasts, general and industry trends and, economic projections and anticipated cash flows. Impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. We periodically evaluate the estimated useful lives of all long-lived assets and periodically revise such estimates based on current events.

Impairment of Goodwill

Goodwill represents the excess of the cost over the fair value of net assets acquired in business combinations. Goodwill is not amortized and is subject to impairment tests. Goodwill is tested for impairment on an annual basis or upon the occurrence of certain circumstances or events. We determine the fair value of our reporting units using a combination of financial projections and discounted cash flow techniques adjusted for risk characteristics, also giving consideration to our overall market capitalization. The fair value of the reporting units is compared to their carrying value to determine if an impairment loss should be calculated. If the book value of a reporting unit exceeds the fair value, an impairment loss is indicated. The loss is calculated by comparing the implied fair value of the goodwill to the book value of the goodwill. If the book value of the goodwill exceeds the fair value of the goodwill, an impairment loss is recorded.

Our implied fair value is dependent upon significant judgments and estimates of future discounted cash flows and other factors. Our estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual cash flows. Estimated future cash flows are adjusted by an appropriate discount rate at the date of evaluation. A one percent increase/decrease in the discount rate increases/decreases the fair value by approximately $2,000. The financial and credit market volatility directly impacts our fair value measurement through our weighted average cost of capital that we use to determine our discount rate and through our stock price that we use to determine our market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded. Market capitalization is determined by multiplying the shares outstanding on the assessment date by the average market price of our common stock over a 30-day period before assessment date. We use this 30-day duration to consider inherent market fluctuations that may affect any individual closing price. We believe that our market capitalization alone does not fully capture the fair value of our business as a whole, or the substantial value that an acquirer would obtain from its ability to obtain control of our business. As such, in determining fair value, we add a control premium to our market capitalization. To estimate the control premium, we considered our competitive advantages that would likely provide synergies to a market participant. In addition, we may consider external market factors when we believe such factors contribute to a decline and volatility in our stock price which may not reflect our underlying fair value. A $0.10 increase/decrease in our average stock price increases/decreases our market capitalization by approximately $2,600. If any combination of changes to significant assumptions resulted in a 10% reduction in fair value as of January 31, 2010, we would still have satisfied the first step of the goodwill assessment.

Employee Benefit Plans

Our pension plans and postretirement benefit plans are accounted for using actuarial valuations required by accounting guidance related to pension plans and postretirement benefit obligations. We consider accounting guidance for employee benefit plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, compensation growth, long-term return on plan assets, retirement, turnover, health care cost trend rates and mortality rates. Depending on the assumptions and estimates used, the pension and postretirement benefit expense could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding.

Deferred Tax Valuation Allowance

We record a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowances, if we were to determine that we would be able to realize the deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period that such determination was made. Likewise, should we determine that we would not be able to realize all or part of the net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income in the period such determination was made. We regularly evaluate the need for valuation allowances against our deferred tax assets.

Warranty Reserves

We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our suppliers’ products and processes, our warranty obligation is affected by product failure rates, warranty replacement costs and service delivery costs incurred in correcting a product failure. Should actual product failure rates, warranty replacement costs or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be made.

Litigation and Environmental Reserves

We are involved in litigation in the ordinary course of business, including personal injury, property damage and environmental litigation. We also expend funds for environmental remediation of both company-owned and third-party locations. In accordance with accounting guidance for contingencies and environmental remediation liabilities, we record a loss and establish a reserve for litigation or remediation when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonably estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts, existing and proposed technology, the identification of other PRPs, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum loss is accrued.

Results of Operations

On August 31, 2007, we completed the sale of our Power Electronics Division for $85,000 and recognized a gain of approximately $3,900. As a result of this decision and in accordance with accounting guidance related to the impairment or disposal of long-lived assets, we present the results of operation of the Power Electronics Division for the year ended January 31, 2008 as discontinued operations. See Note 21, Discontinued Operations, in the notes to the consolidated financial statements for further discussion.

On September 7, 2007, we announced the change of method of accounting for its inventory from the last-in, first-out (“LIFO”) to the first-in, first-out (“FIFO”) method. In accordance with accounting guidance regarding accounting changes and error corrections, we have retrospectively applied this change in method of inventory costing to all prior periods. See Note 1, Summary of Significant Accounting Policies, and Note 4, Inventories, in the notes to the consolidated financial statements for further discussion.

On October 24, 2007, we announced the sale of certain assets of our Motive Power Division. As a result of this decision and in accordance with accounting guidance related to the impairment or disposal of long-lived assets, we present the results of operation of the Motive Power Division for the year ended January 31, 2008 as discontinued operations. We recorded severance of approximately $1,000, fixed asset impairments of approximately $2,500 and approximately $1,700 in inventory obsolescence in discontinued operations as a result of the sale. See Note 21, Discontinued Operations, in the notes to the consolidated financial statements for further discussion.

Fiscal 2010 Compared to Fiscal 2009

Continuing operations

Net sales for fiscal year 2010 decreased $29,831 or 8.1% to $335,709 from $365,540 in fiscal year 2009. This decrease was caused by lower pricing and sales volumes in the U.S. partially offset by higher volumes in Asia. This decrease was principally due to contractual price decreases resulting from the decline in the price of lead. Under our contractual pricing arrangements, generally pricing trails changes in the price of lead on the Average London Metal Exchange (“LME”). Additionally, sales were negatively impacted by lower volumes as a result of the general economic environment, principally in the Company’s North American telecommunications and UPS markets partially offset by volume expansion in our Asian business.

Gross profit for fiscal 2010 decreased $8,968 or 19.3% to $37,534 from $46,502. Margins decreased to 11.2% from 12.7% in fiscal year 2009. The decrease from the prior year was principally impacted by loss of benefits from tolling / LME pricing spread and overall market pricing competitiveness offset by a reduction in commodity hedge losses. Lead prices traded on the LME have continued to be volatile having traded as high as $1.18 per pound on January 7, 2010 and as low as $0.45 per pound on February 24, 2009. Higher pension and other fringe benefit costs also negatively impacted margin performance. These negative impacts on gross margin were partially offset by the positive impact of cost reduction actions announced in February 2009.

Selling, general and administrative expenses for fiscal year 2010 decreased $570 or 1.4% to $41,045 from $41,615. This decrease was primarily due to recording restructuring charges of $1,334 in fiscal 2009, partially offset by higher overall selling costs of approximately $800.

Research and development expenses for fiscal 2010 increased $615 or 8.9% to $7,555 from $6,940 due to higher costs supporting investment in new technologies and China growth initiatives. As a percentage of sales, research and development expenses were 2.3% and 1.9% in fiscal year 2010 and fiscal year 2009, respectively.

We had an operating loss from continuing operations in fiscal year 2010 of $11,066 as compared to $2,053 in fiscal year 2009. This change was due to a number of factors summarized in the accompanying table.

Analysis of Change in Operating Loss from continuing operations for fiscal year 2010 vs. fiscal year 2009

Fiscal Year 2010 vs. 2009
Operating loss - fiscal 2009	$(2,053)
Lead - decreased costs, net	18,533
Pricing/Volume/Mix	(27,005)
Restructuring costs Fiscal 2009	1,334
Pension costs	(2,830)
Impairment and other charges related to Conyers, Georgia facility Fiscal 2009	2,043
Other, including cost reduction programs	(1,088)

Operating loss - fiscal 2010	$(11,066)

Interest expense net for fiscal year 2010 increased $478 or 4.1% to $12,207 from $11,729 in fiscal year 2009, primarily due to a $406 increase for non-cash amortization of debt discount on the 2005 Notes.

Other expense was $284 in fiscal year 2010 compared to $1,675 in fiscal year 2009. The decrease in expense was primarily due to a foreign currency losses in fiscal year 2009 of $1,128 compared to gains of $13 in fiscal year 2010. These exchange gains and losses are principally related to movements in the Canadian dollar, Mexican peso and British pound.

Income tax expense of $2,223 was recorded in fiscal year 2010, compared to $1,993 in fiscal year 2009. Tax expense in fiscal year 2010, is primarily due to a combination of tax expense in certain profitable foreign subsidiaries principally in the United Kingdom, non-cash deferred tax expense related to the amortization of intangible assets and the impact of losses for which no tax benefit is recognized under accounting guidance related to income taxes.

Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China, that is not owned by the Company. In fiscal year 2010, the joint venture had a noncontrolling interest loss of $242 compared to $565 in fiscal year 2009 reflecting improved operating performance of the Company’s China operations primarily due to increasing sales volume.

As a result of the above, a net loss attributable to C&D Technologies, Inc. of $25,538 was recorded compared to $16,885 in the prior year. On a per share basis, the net loss was $0.97 basic and diluted in fiscal year 2010 compared to $0.65 basic and $0.66 diluted in fiscal year 2009.

Other Comprehensive Loss

Other comprehensive loss attributable to C&D Technologies, Inc. decreased to $23,461 in fiscal year 2010 from $38,348 in fiscal year 2009. This decrease was due to a significant decrease in the minimum pension liability adjustment, which decreased to $498 in fiscal year 2010 as compared to $23,095 in fiscal year 2009. This was partially offset by an increase in the net loss from $17,450 in fiscal year 2009 to $25,780, in fiscal year 2010, an unrealized gain on derivative instruments of $2,334 in fiscal year 2010 as compared to $1,451 in fiscal year 2009 and a change in the currency translation adjustments from a gain of $779 in fiscal 2009 to $258 in fiscal 2010. The change in the minimum pension liability adjustment was the result of a decrease in our pension plan assets due to the significant losses in the overall stock market during fiscal year 2009.

Fiscal 2009 Compared to Fiscal 2008

Continuing operations

Net sales for fiscal year 2009 increased $19,467 or 5.6% to $365,540 from $346,073 in fiscal year 2008 This increase resulted due a combination of pricing and higher sales volumes. Unit volumes were strong in our uninterrupted power supply (“UPS”) market and international operations, while telecommunications and cable television were weaker.

Gross profit for fiscal 2009 increased $10,518 or 29.2% to $46,502 from $35,984. Margins increased to 12.7% from 10.4% in fiscal year 2008. This improvement is primarily due to increased sales volume, lower costs for raw materials partially offset by losses on certain lead hedges, benefits from the Company’s cost reduction programs offset by fixed asset impairment and other environmental charges related to our Conyers, Georgia facility of $2,043, as well as the elimination of fiscal 2008 one time costs including severance and other costs related to the closure of the Company’s Conyers, Georgia facility of approximately $2,991. Average LME prices decreased from an average of $1.21 per pound in fiscal year 2008 to $0.89 per pound in fiscal 2009.

Selling, general and administrative expenses for fiscal year 2009 increased $6,039 or 17.0% to $41,615 from $35,576. This increase was primarily due to recording restructuring charges of $1,334, higher warranty expenses of $2,310, and higher selling costs of approximately $900 related to increased sales as well as new product introduction expenses.

Research and development expenses for fiscal 2009 increased $507 or 7.9% to $6,940 from $6,433 as we invested in new product designs. As a percentage of sales, research and development expense was 1.9% in both fiscal years 2008 and fiscal year 2009.

During fiscal 2008 the Company recognized a gain of $15,162 from the sale of its old joint venture manufacturing facility in Shanghai, China.

We had an operating loss from continuing operations in fiscal year 2009 of $2,053 as compared to income of $9,137 in fiscal year 2008. This change was due to a number of factors summarized in the accompanying table including a one time gain on the sale of a plant located in Shanghai, China for $15,162.

Analysis of Change in Operating Income from continuing operations for fiscal year 2009 vs. fiscal year 2008

Fiscal Year 2009 vs. 2008
Operating income - fiscal 2008	$9,137
Lead - increased costs, net	(9,021)
Fiscal 2008 - severance	425
Fiscal 2008 - Gain on sale of plant in Shanghai, China	(15,162)
Fiscal 2008 - Conyers, Georgia closure costs	2,991
Pricing/Volume/Mix	15,662
Restructuring costs Fiscal 2009	(1,334)
Increase in warranty expense	(2,310)
Other selling general and administrative expenses	(2,395)
Impairment and other charges related to Conyers, Georgia facility Fiscal 2009	(2,043)
Other, including cost reduction programs	1,997

Operating loss - fiscal 2009	$(2,053)

Interest expense net for fiscal year 2009 increased $901 or 8.3% to $11,729 from $10,828 in fiscal year 2008, as the Company periodically borrowed on its revolving credit facility in fiscal 2009 related to continuing operations whereas in fiscal 2008 the majority of such borrowings were to support discontinued operations. In addition, interest expense increased by $360 due to increased costs for the amortization of debt discount costs for the 2005 Notes.

Other expense was $1,675 in fiscal year 2009 compared to other income of $921 in fiscal year 2008. The increase in expense was primarily due to a foreign currency losses in fiscal year 2009 of $1,128 compared to gains of $1,428 in fiscal year 2008. These exchange gains and losses are principally related to movements in the Canadian dollar, Mexican peso and British pound.

Income tax expense of $1,993 was recorded in fiscal year 2009, compared to $1,063 in fiscal year 2008. Tax expense in fiscal year 2009, is primarily due to a combination of tax expense in certain profitable foreign subsidiaries principally in the United Kingdom, non-cash deferred tax expense related to the amortization of intangible assets and the impact of losses for which no tax benefit is recognized under accounting guidance related to accounting for income taxes.

Noncontrolling interest reflects the 33% ownership interest in the joint venture battery business located in Shanghai, China, that is not owned by the Company. In fiscal year 2009, the joint venture had a noncontrolling interest loss of $565 compared to $2,931 in fiscal year 2008 reflecting improved operating performance of the Company’s China operations.

As a result of the above, a net loss from continuing operations of $16,885 was recorded compared to $4,764 in the prior year. On a per share basis, the net loss was $0.65 basic and $0.66 diluted in fiscal year 2009 compared to $0.19 basic and diluted in fiscal year 2008.

Other Comprehensive Loss

Other comprehensive loss attributable to C&D Technologies, Inc. increased from $31,435 in fiscal year 2008 to $38,348 in fiscal year 2009. This increase was due to a significant increase in the minimum pension liability adjustment, which decreased by $12,430 in fiscal year 2008 as compared to an increase of $23,095 in fiscal year 2009. The change in the minimum pension liability adjustment was the result of a decrease in our pension plan assets due to the significant losses in the overall stock market during our fiscal year. This was partially offset by a decrease in the net loss from $18,186 in fiscal year 2008 to $17,450, in fiscal year 2009, an unrealized loss on derivative instruments of $10,268 in fiscal year 2008 as compared to an unrealized gain of $1,451 in fiscal year 2009 and a change in the currency translation adjustments from a loss of $11,541 in fiscal 2008 to a gain of $779 in fiscal 2009.

Future Outlook

We consider the following, among other matters, to be key elements of focus for our underlying business plans and strategies for fiscal year 2011. Any failures in effectively implementing these strategies and actions would impact our performance and results of operations.

Lead and Commodity Costs and Pricing

Over the last three fiscal years, the costs of our raw materials, of which lead is our primary material, has changed significantly from an annual average of $1.21 cents per pound in 2008 then down to $0.89 cents per pound in 2009 and down to $0.83 cents per pound in 2010. One of the most important initiatives that we have implemented has been our effort to drive pricing in the Industrial Battery business. In the year ended January 31, 2008, we had announced several general price increases, and, in addition to these base-price increases, previously introduced a lead surcharge mechanism to more directly tie product pricing to the cost of lead. As a result of these efforts, we believe there has been more rationale pricing in the marketplace although there is still a lag between when contractual prices change to reflect actual market prices for lead. In addition, we utilize a number of mechanisms to manage the impact of changing lead costs, including contractual arrangements with our customers, longer term supply agreements with our lead suppliers, hedging programs and the use of tolling or recycling of lead with third party providers.

Manufacturing Moves

The construction of a new manufacturing facility by our joint venture in Shanghai, China was completed during the first quarter of fiscal year 2008. This facility was built due to the relocation of our old facility as required by the Chinese Government. Production commenced during the first quarter of fiscal year 2008.

On April 16, 2007, we announced the closure of our Standby Power manufacturing facility in Conyers, Georgia and the relocation of our production to Leola, Pennsylvania. The relocation was completed during the fourth quarter of fiscal year 2008.

Cost Management, Quality and Six Sigma

We are expanding our efforts to reduce costs and improve customer service and satisfaction through enhanced quality and delivery focus and goals. These strategies are being supported by lean supply chain initiatives and Six Sigma methodologies and tools. Through our Six Sigma and lean manufacturing initiatives, we have identified and are taking actions to drive cost reductions that should significantly improve our performance.

We have identified, evaluated and implemented, with a formal selection and approval process, several cost saving projects. However, in order to realize cost saving benefits for these initiatives, costs may be incurred either in the form of capital expenditures or current period expenses.

Liquidity and Capital Resources

Overview

In connection with our registration statement on Form S-4, filed with the SEC on October 20, 2010, and in light of our Quarterly Report on Form 10-Q, filed with the SEC on September 14, 2010, which disclosed the existence of substantial doubt regarding our ability to remain a going concern, we have updated our financial statements as of and for the three years ended January 31, 2010 to disclose substantial doubt regarding our ability to remain a going concern. Our independent registered public accounting firm has reissued their Report of Independent Registered Public Accounting Firm with respect to our consolidated financial statements as of and for the three years ended January 31, 2010 (the “Report”). The Report now includes an explanatory paragraph describing the existence of substantial doubt regarding our ability to remain a going concern. We have incurred significant net losses from continuing operations in the recent past, and such losses may continue in the future. Our net losses from continuing operations were $25,538, $16,885 and $4,764 for the fiscal years ending 2010, 2009 and 2008, respectively. Further, as of January 31, 2010, we have approximately $154,000 of debt related to our Credit Facility, 2005 Notes and 2006 Notes and China line of credit. In the event we required additional capital in the future, due to continued losses in the future at unanticipated levels, debt maturities, or otherwise, individually or in combination, such capital may not be available on satisfactory terms, or available at all. Important factors and assumptions made by us when considering future liquidity include, but are not limited to, the stabilization of lead prices, future demand from customers, continued and sufficient availability of credit from our trade vendor and the ability to re-finance or obtain debt in the future.

Our liquidity is primarily determined by our availability under the Credit Facility, our unrestricted cash balances and cash flows from operations. If our cash requirements exceed the cash provided by our operating activities, then we would look to our unrestricted cash balances and the availability under our Credit Facility to satisfy those needs. Important factors and assumptions made by us when considering future liquidity include, but are not limited to, the stabilization of lead prices, future demand from customers, continued and sufficient availability of credit from our trade vendors and the continued availability under our Credit Facility. To the extent unforeseen events occur or operating results are below forecast we believe we can take certain actions to conserve cash, such as delay major capital investments, other discretionary spending reductions or pursue financing from other sources to preserve liquidity, if necessary. We estimate capital spending for fiscal year 2011 of approximately $9,000, including funding for new product technologies and cost reduction opportunities. Despite these potential actions, if we are not able to satisfy our cash requirements in the near term from cash provided by operating activities or through access to our Credit Facility, we may not have the minimum levels of cash necessary to operate the business during fiscal year 2011 and therefore, we may not be able to continue operating as a going concern, including filing of a voluntary petition under Chapter 11 of the Bankruptcy Code.

The accompanying consolidated financial statements have been prepared assuming we will continue to operate and do not include any adjustments that might be necessary if we are unable to continue as a going concern.

New York Stock Exchange

The New York Stock Exchange (“NYSE”) suspended trading of our common stock on October 8, 2010. Since our 30 day average market capitalization has fallen below $15 million, the NYSE suspended trading of our common stock as of October 8, 2010. Absent suspension of trading being lifted within a 60-day time period and/or relisting on a national automated exchange, such a development would constitute a fundamental change under the 2006 Notes, which could ultimately result in an event of default.

The delisting of our common stock and, if we are unable to list the stock on another national securities exchange, could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) resulting in a “fundamental change” as defined in the indentures governing the 2005 Notes and the 2006 Notes, which would give the holders of our 2005 Notes and our 2006 Notes the right to require us to repurchase their notes for an amount equal to the principal amount outstanding plus accrued but unpaid interest. We believe that there is a substantial risk that a fundamental change described in clause (v) will occur in the future and if we do not complete the restructuring prior to the time we are required to repurchase the 2005 Notes and 2006 Notes, we will not have enough cash on hand to comply with the governing indentures. If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

While a delisting of our common stock would not constitute a specific event of default under the documents governing our senior credit facilities, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

Credit Facility

As amended on April 9, 2010,, the Company has a $55,000 principal amount Line of Credit Facility (“Credit Facility”). The Credit Facility consists of a three-year senior revolving line of credit which does not expire until June 6, 2013. The availability under the Credit Facility is determined by a borrowing base, is collateralized by a first lien on certain assets and currently bears interest at LIBOR plus 3%. As of January 31, 2010, after deducting the minimum excess availability requirement of $10,000 (prior to amendment), the maximum availability calculated under the borrowing base was $42,721, of which $18,605 was funded, and $5,707 was utilized for letters of credit. As provided under the Credit Facility, excess borrowing capacity will be available for future working capital needs and general corporate purposes.

The Credit Facility includes a minimum fixed charge coverage ratio that is measured only when the excess availability as defined in the agreement is less than $10,000. The agreement restricts payments including dividends and Treasury Stock purchases to no more than $250 for Treasury Stock in any one calendar year and $1,750 for dividends for any one calendar year subject to adjustments of up to $400 per year in the case of the conversion of debt to stock per the terms of the 5.25% convertible offering. These restricted payments can only occur with prior notice to the lenders and provided that there is a minimum of $30,000 in excess availability for a period of thirty days prior to the dividend.

The Credit Facility includes a material adverse change clause which defines an event of default as a material adverse change in our business, assets or prospects. Our lenders could claim a breach under the material adverse change covenant or the cross-default provisions under our Credit Facility under certain circumstances, including, for example, if holders of our 2005 Notes and 2006 Notes were to obtain the right to put their notes to us in the event that our common stock was no longer listed on any national securities exchange. An interpretation of events as a material adverse change or any breach of the covenants in our Credit Facility or the indentures governing our 2005 Notes and 2006 Notes could cause a default under our Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict our ability to borrow under our Credit Facility, thereby significantly impacting our liquidity.

Our liquidity derived from our Credit Facility is based on availability determined by a borrowing base. We may not be able to maintain adequate levels of eligible assets to support our required liquidity in the future. In addition, our Credit Facility requires us to meet a minimum fixed charge coverage ratio if our availability falls below $10,000. The fixed charge coverage ratio for the last twelve (12) consecutive fiscal month period shall be not less than 1.10:1.00. During fiscal year 2010, our availability was above the threshold for each reporting period. Although not required to do so, we did not meet such financial covenants during fiscal 2010. Our ability to meet these financial provisions may be affected by events beyond our control. Rising prices of lead and other commodities and other circumstances have resulted in us obtaining amendments to our financial covenants in the past. Such amendments may not be available in the future, if required. If we are unable to obtain such amendments, we may not be able to continue operating as a going concern, which may require us to file a voluntary petition under Chapter 11 of the Bankruptcy Code.

On April 20, 2010, we completed the Amendment to the Credit Agreement. The Amendment increased the total size of the credit facility to $75,000 by the addition of a $20,000 term loan tranche. All obligations under the term loan tranche are secured by a first priority lien on all of the Company’s personal property, as well as that of the Guarantors, along with certain of its real estate. Repayment of the indebtedness under the term loan tranche is subordinate to the repayment of indebtedness owed under the revolving credit line tranche of the credit facility. The term loan tranche is payable on the earlier to occur of June 6, 2013 and the termination of the credit facility. The term loan tranche initially bears interest at the rate of 11.25 percent plus the greater of (i) LIBOR and (ii) 3 percent. The term loan tranche of the credit facility is subject to the same customary affirmative and negative covenants, as well as financial covenants, as stated in the Credit Agreement. In addition, for the one-year period following the Amendment, we have a requirement to maintain minimum excess availability under the Credit Agreement of $15,000. We expect to maintain excess availability above this $15,000 minimum. There are also minimum EBITDA requirements, subject to an event of default, beginning with our quarter ended April 30, 2011. We do not currently anticipate satisfying this minimum EBITDA requirement as of April 30, 2011. The Credit Agreement, as amended by the Amendment, still requires us to maintain a minimum fixed charge coverage ratio of 1.1:1.0 on a consolidated basis which becomes applicable only if the availability under the revolving credit line tranche falls below $10,000. Fees of approximately $1,300 were incurred in connection with this April 20, 2010 amendment. Proceeds from the term loan tranche will be utilized to pay down the revolving credit line facility tranche and for general corporate purposes.

In connection with our independent registered public accounting firm’s inclusion of an explanatory paragraph in its Report discussing the existence of substantial doubt of our ability to continue as a going concern, and given that such an explanatory paragraph, unless waived, would constitute a covenant default under our existing credit facility, as of October 20, 2010 we have received a waiver from our lender under our credit facility.

China Line of Credit

On January 18, 2007, as amended in May 2009, the Company entered into a 12 month renewable non-revolving line of credit facility in China. Under the terms of the China Line of Credit, the Company may borrow up to 60 million RMB (approximately $8,790 US Dollars at January 31, 2010) with an interest rate of 5.73% as of January 31, 2010. This credit line was established to provide our plant in China the flexibility needed to finalize the construction of its new manufacturing facility, which was completed in March 2007 and to fund working capital requirements. As of January 31, 2010 and January 31, 2009, $8,644 and $5,852, respectively, was funded under this facility. This credit facility matures in May 2010.

Convertible Notes

Our $52,000 and $75,000 convertible notes have initial maturities (put provisions) in November 2011 and November 2012 respectively. Only upon the occurrence of a fundamental change as defined in the indenture agreements, holders of the notes may require the Company to repurchase some or all of the notes prior to these dates. The $52,000 and $75,000 convertible notes traded at 73.8% and 55.6% of face value on January 31, 2010, respectively.

Historical Cash Flows

Net cash used in operating activities from continuing operations was $8,068 for fiscal year 2010, compared to cash provided by operating activities of $9,256 in the comparable period of the prior fiscal year. This decrease in cash flows from operations of $17,324 is primarily the result of an increase in the operating loss for the year of $8,330 combined with an increase in inventory in the current year of $14,600, as opposed to a decrease in inventory of $23,835 in the prior year, resulting in a change in cash outflow of $38,435 related to inventory. Inventory levels have increased primarily due to increases in the cost of lead compared to its cost at the end of the prior fiscal year as well as due to the increase in our Asian business and related levels of inventory. These unfavorable changes were partially offset by an increase in accounts payable of $10,519 associated with the increased lead prices and ongoing accounts payable management in the current year while accounts payable decreased by $17,165 in the prior year, creating a change in cash inflows of $27,684 related to accounts payable.

The increase in inventory and accounts payables is primarily due to higher lead prices. Lead, steel, copper, plastics and electronic components are the major raw materials used in the manufacture of our industrial batteries and electronics products and, accordingly, represent a significant portion of our materials costs. Lead traded at an average of $1.06 per pound in the fourth quarter of fiscal 2010 as compared to an average of $0.51 per pound in the fourth quarter of fiscal 2009. During fiscal years 2010, 2009 and 2008, the average London Metals Exchange (“LME”) price per pound of lead was as follows:

Fiscal Year	2010	2009	2008
Average annual LME price per pound of lead	$0.83	$0.89	$1.21
Lowest average monthly LME price per pound of lead	$0.50	$0.44	$0.81
Highest average monthly LME price per pound of lead	$1.07	$1.36	$1.69

Net cash used by continuing investing activities was $13,893 in fiscal year 2010 as compared to $12,652 in the prior fiscal year. Acquisitions of property, plant and equipment was $14,760 in fiscal year 2010 compared with $16,613 in fiscal year 2009. Additionally, restricted cash associated with our lead hedges decreased by $849 compared with $3,477 in the prior year.

Net cash provided by financing activities for continuing operations was $21,432 in fiscal year 2010 as compared to $131 in the prior fiscal year. In fiscal year 2010, we borrowed $18,605 on our U.S. credit facility to pay for capital additions and to fund operations and borrowed $3,072 from our line of credit in China.

Pension Costs

We have various non-contributory defined benefit pension plans, which cover certain employees in the United States.

Accounting for pensions requires the use of estimates and assumptions regarding numerous factors, including discount rates, rates of return on plan assets, compensation increases, mortality and employee turnover. Independent actuaries, in accordance with accounting principles generally accepted in the United States of America, perform the required calculations to determine expense and liabilities for pension benefits. Actual results that differ from our actuarial assumptions are generally accumulated and amortized over future periods.

Assumptions used to determine periodic pension costs and benefit obligations for our defined benefit pension plans from continuing operations were:

	Pension Benefits
Fiscal Year	2010	2009	2008
Weighted-average assumptions used to determine benefit obligation as of January 31*:
Discount rate	5.75%	6.60%	6.35%
Rate of compensation increase	4.00%	4.00%	4.45/4.00%
Weighted-average assumptions used to determine net cost for the periods ended January 31**:
Discount rate	6.60%	6.35%	5.90%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.45/4.00%

*	Determined as of the end of the year.
**	Determined as of the beginning of the year.

Estimated sensitivities to the net periodic pension cost for the U.S. pension plans are as follows:

•	a 25 basis point change in the discount rates from those used would have changed fiscal 2010 pension expense by approximately $122

•	a 25 basis point change in the expected rates of return from those used would have changed fiscal 2010 pension expense by approximately $132 and

•	a 25 basis point change in compensation levels from those used would have no material impact on fiscal year 2010 pension expense as a result of the frozen and non-pay related plans.

In fiscal years 2010 and 2009, the accumulated benefit obligation exceeded the plan assets by $30,355 and $28,593, respectively. We recognized an increase in the pension liability of $23,095 in fiscal year 2009 in our accumulated other comprehensive loss, primarily because of reductions in the fair value of assets held by the plans due to the overall decline in the stock market that year coupled with an increase in the overall benefit obligation.

The Pension Protection Act of 2006 (the “Act”) was signed into law in the U.S. in August 2006. The Act introduces new funding requirements for defined pension plans, provides guidelines for measuring pension plan assets and pension obligations for funding purposes, introduces benefit limitations for certain underfunded plans and raises tax deduction limits for contributions to retirement plans. The new funding requirements became effective for plan years beginning after December 31, 2007.

In fiscal years 2010 and 2009, our contributions to our plans were $2,336 and $2,594, respectively. We expect to make required contributions totaling approximately $5,100 to our pension plans and $181 to our postretirement medical plan in fiscal year 2011.

Contractual Obligations and Commercial Commitments

The following tables summarize our contractual obligations and commercial commitments as of January 31, 2010:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Debt*	$154,249	$8,644	$18,605	$—	$127,000
Interest payable on notes*	113,622	7,613	14,410	13,966	77,633
Operating leases	5,021	1,837	1,130	616	1,438
Projected – lead purchases**	135,000	84,000	51,000	—	—
Equipment	1,994	1,994	—	—	—
Capital leases	224	133	91	—	—

Total contractual cash obligations	$410,110	$104,221	$85,236	$14,582	$206,071

*	These amounts assume that the convertible notes will be held to maturities, shows the Credit Facility as paid in fiscal year 2013 as it was renewed subsequent to the fiscal year end with a new maturity date and includes interest on the Credit Facility through fiscal year 2013 calculated at the same interest rate and outstanding balance at January 31, 2010 and the China debt up through fiscal year 2015.
**	Amounts are based on the cash price of lead at January 29, 2010 which was $0.93.

	Amount of Commitment Expiration per Period
Other Commercial Commitments	Total Amount Committed	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years

Standby letters of credit	$5,707	$5,645	$62	$—	$—

Total commercial commitments	$5,707	$5,645	$62	$—	$—

In March 2010, the Company entered into an agreement whereby the operating lease on the property located in Blue Bell, Pennsylvania was extended through March 2016. The above minimum annual lease obligation table is as of January 31, 2010 and accordingly, this new lease agreement is not reflected in the above as it was entered into subsequent to year end.

Off-Balance Sheet Arrangements

Other than certain elements of our standby letters of credits arrangements, we have no off-balance sheet arrangements at January 31, 2010.

New Accounting Pronouncements

See Note 1 to the audited consolidated financial statements for a description of new accounting pronouncements, including expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein by reference.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of C&D Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity, other comprehensive loss and cash flows present fairly, in all material respects, the financial position of C&D Technologies, Inc. and its subsidiaries at January 31, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2010 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s cumulative losses, substantial indebtedness and likely future inability to comply with certain covenants in the agreements governing its indebtedness, in addition to its current liquidity situation, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests and the manner in which it accounts for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements) in 2010, and as discussed in Note 7 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2008.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 20, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s ability to continue as a going concern discussed in Note 2, as to which the date is October 20, 2010

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JANUARY 31,

(Dollars in thousands, except per share data)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,700	$3,121
Restricted cash	57	906
Accounts receivable, less allowance for doubtful accounts of $1,114 and $775	55,183	55,852
Inventories	76,041	61,128
Prepaid taxes	425	927
Deferred taxes	50	—
Other current assets	1,092	1,110
Assets held for sale	500	500

Total current assets	136,048	123,544
Property, plant and equipment, net	90,001	85,055
Deferred income taxes	26	626
Intangible and other assets, net	13,420	14,729
Goodwill	59,964	59,961

TOTAL ASSETS	$299,459	$283,915

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$8,777	$5,881
Accounts payable	46,380	32,396
Accrued liabilities	12,309	13,018
Deferred income taxes	750	1,492
Other current liabilities	4,565	8,267

Total current liabilities	72,781	61,054
Deferred income taxes	12,529	10,972
Long-term debt	131,091	107,637
Other liabilities	40,588	39,349

Total liabilities	256,989	219,012

Commitments and contingencies (see Note 8)
Equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,228,213 and 29,162,101 shares issued and 26,302,775 and 26,266,755 outstanding at January 31, 2010 and 2009, respectively	292	292
Additional paid-in capital	97,033	95,724
Treasury stock, at cost, 2,925,438 and 2,895,346 shares, respectively	(40,091)	(40,035)
Accumulated other comprehensive loss	(43,656)	(45,733)
Retained earnings	17,666	43,204

Total stockholders’ equity attributable to C&D Technologies, Inc.	31,244	53,452
Noncontrolling interest	11,226	11,451

Total equity	42,470	64,903

TOTAL LIABILITIES AND EQUITY	$299,459	$283,915

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended JANUARY 31,

(Dollars in thousands, except per share data)

	2010	2009	2008
NET SALES	$335,709	$365,540	$346,073
COST OF SALES	298,175	319,038	310,089

GROSS PROFIT	37,534	46,502	35,984
OPERATING EXPENSES:
Selling, general and administrative expenses	41,045	41,615	35,576
Research and development expenses	7,555	6,940	6,433
Gain on sale of Shanghai, China plant	—	—	(15,162)

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	(11,066)	(2,053)	9,137

Interest expense, net	12,207	11,729	10,828
Other (income) expense, net	284	1,675	(921)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(23,557)	(15,457)	(770)
Provision for income taxes from continuing operations	2,223	1,993	1,063

NET LOSS FROM CONTINUING OPERATIONS	(25,780)	(17,450)	(1,833)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	(16,353)

NET LOSS	(25,780)	(17,450)	(18,186)
Net (loss) income attributable to noncontrolling interests	(242)	(565)	2,931

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(25,538)	$(16,885)	$(21,117)

Loss per share:
Basic:
Net loss from continuing operations	$(0.97)	$(0.65)	$(0.19)

Net loss from discontinued operations	$—	$—	$(0.63)

Net loss attributable to C&D Technologies, Inc.	$(0.97)	$(0.65)	$(0.82)

Diluted:
Net loss from continuing operations	$(0.97)	$(0.66)	$(0.19)

Net loss from discontinued operations	$—	$—	$(0.63)

Net loss attributable to C&D Technologies, Inc.	$(0.97)	$(0.66)	$(0.82)

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

for the years ended JANUARY 31, 2010, 2009 and 2008

(Dollars in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income /(Loss)	Retained Earnings	Noncontrolling Interest	Total Equity
	Shares	Amount		Shares	Amount
BALANCE AT JANUARY 31, 2007	29,040,960	$290	$98,163	(3,391,536)	$(47,110)	$(13,952)	$79,587	$7,548	124,526
Net (loss) income							(21,117)	2,931	(18,186)
Foreign currency translation adjustment						(12,480)		939	(11,541)
Unrealized loss on derivative instruments						(10,268)			(10,268)
Deferred compensation plan			388	(23,097)	(133)				255
Issuance of common stock	40,150	1	236						237
Share based compensation			183						183
Pension liability adjustment						12,430			12,430
Adjustments upon adoption of FASB Interpretation No. 48							1,619		1,619

BALANCE AT JANUARY 31, 2008	29,081,110	291	98,970	(3,414,633)	(47,243)	(24,270)	60,089	11,418	99,255
Net loss							(16,885)	(565)	(17,450)
Foreign currency translation adjustment						181		598	779
Unrealized gain on derivative instruments						1,451			1,451
Deferred compensation plan			598	2,492	8				606
Issuance of common stock	48,241	1	191						192
Stock options exercised	32,750		247						247
Share based compensation			418						418
Pension liability adjustment						(23,095)			(23,095)
Conversion of convertible bonds to stock			(4,700)	516,795	7,200				2,500

BALANCE AT JANUARY 31, 2009	29,162,101	292	95,724	(2,895,346)	(40,035)	(45,733)	43,204	11,451	64,903
Net loss							(25,538)	(242)	(25,780)
Foreign currency translation adjustment						241		17	258
Unrealized gain on derivative instruments						2,334			2,334
Deferred compensation plan				(30,092)	(56)				(56)
Share based compensation			1,285						1,285
Issuance of common stock	66,112		24						24
Pension liability adjustment						(498)			(498)

BALANCE AT JANUARY 31, 2010	29,228,213	$292	$97,033	(2,925,438)	$(40,091)	$(43,656)	$17,666	$11,226	$42,470

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended JANUARY 31,

(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net loss	$(25,780)	$(17,450)	$(18,186)
Net loss from discontinued operations	—	—	(16,353)

Net loss from continuing operations	(25,780)	(17,450)	(1,833)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Share-based compensation	1,285	1,086	572
Depreciation and amortization	10,710	11,065	10,913
Amortization of debt acquisition and discount costs	4,853	4,638	4,211
Impairment of fixed assets	—	1,222	—
Annual retainer to Board of Directors paid by the issuance of common stock	24	121	237
Deferred income taxes	1,410	1,387	670
(Gain) loss on disposal of assets	12	43	(15,254)
Changes in assets and liabilities:
Accounts receivable, net	514	4,988	(9,452)
Inventories	(14,600)	23,835	(30,951)
Other current assets	(225)	(362)	(254)
Accounts payable	10,519	(17,165)	6,895
Accrued liabilities	(946)	(2,713)	962
Book overdraft	4,590	—	—
Income taxes payable	531	(581)	1,899
Other current liabilities	(2,346)	1,644	2,795
Funds provided to discontinued operations	(1,664)	(4,800)	(24,288)
Other long-term assets	(52)	257	227
Other liabilities	3,171	(1,169)	4,106
Other, net	(74)	3,210	(5,599)

Net cash (used in) provided by continuing operating activities	(8,068)	9,256	(54,144)
Net cash used in discontinued operating activities	(1,664)	(4,800)	(1,043)

Net cash (used in) provided by operating activities	(9,732)	4,456	(55,187)

Cash flows from investing activities:
Proceeds from the divestiture of businesses	—	—	88,100
Acquisition of property, plant and equipment	(14,760)	(16,613)	(7,611)
Proceeds from disposal of property, plant and equipment	18	484	2,250
Decrease (increase) in restricted cash	849	3,477	(4,383)

Net cash (used in) provided by continuing investing activities	(13,893)	(12,652)	78,356
Net cash used in discontinued investing activities	—	—	(504)

Net cash (used in) provided by investing activities	(13,893)	(12,652)	77,852

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

for the years ended JANUARY 31,

(Dollars in thousands)

	2010	2009	2008
Cash flows from financing activities:
Borrowings on line of credit facility	119,357	88,860	111,940
Repayments on line of credit facility	(100,752)	(88,860)	(136,776)
Proceeds from new borrowings	3,072	—	4,654
Repayment of debt	(189)	—	—
Other financing	—	—	(2,310)
Financing cost of long term debt	—	—	(585)
Proceeds from exercise of stock options	—	246	—
Purchase of treasury stock	(56)	(115)	(134)
Common stock dividends paid	—	—	—

Net cash provided by (used in) continuing financing activities	21,432	131	(23,211)
Net cash used in discontinued financing activities	—	—	(5,212)

Net cash provided by (used in) financing activities	21,432	131	(28,423)

Effect of exchange rate changes on cash and cash equivalents	108	(150)	151

(Decrease) increase in cash and cash equivalents from continuing operations	(421)	(3,415)	1,152
Cash and cash equivalents, beginning of period	3,121	6,536	5,384

Cash and cash equivalents, end of period	$2,700	$3,121	$6,536

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest paid	$7,043	$7,008	$7,456
Income taxes paid, net	$145	$1,198	$941

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the years ended JANUARY 31,

(Dollars in thousands)

	2010	2009	2008
NET LOSS	$(25,780)	$(17,450)	$(18,186)
Other comprehensive loss, net of tax:
Net unrealized gain (loss) on derivative instruments, less tax expense/ (benefit) of $0, $(1) and $0 for 2010, 2009 and 2008, respectively	2,334	1,451	(10,268)
Pension liability adjustment	(498)	(23,095)	12,430
Foreign currency translation adjustments, less tax expense of $0 for 2010, 2009 and 2008	258	779	(11,541)

Total comprehensive loss	$(23,686)	$(38,315)	$(27,565)

Comprehensive loss (income) attributable to noncontrolling interest	225	(33)	(3,870)

Total comprehensive loss attributable to C&D Technologies, Inc.	$(23,461)	$(38,348)	$(31,435)

See notes to consolidated financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of C&D Technologies, Inc., its wholly owned subsidiaries and a 67% owned joint venture (collectively the “Company”). All inter-company accounts, transactions and balances have been eliminated.

Accounting Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, financial projections and estimates are required in the Company’s annual impairment assessment of goodwill and its assessment of future liquidity. Actual results could differ from those estimates.

Foreign Currency Translation:

Assets and liabilities in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing at the balance sheet date. Revenue and expenses are translated at the average rate of exchange for the period. Gains and losses on foreign currency transactions are included in other expenses, net. Gains and losses on foreign currency translation are included in other comprehensive loss.

Derivative Financial Instruments:

The Company follows the applicable accounting guidance for accounting for derivative instruments and hedging activities. Specifically, this guidance requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either equity as accumulated other comprehensive (loss) income or net (loss) income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

In the ordinary course of business, the Company may enter into a variety of contractual agreements, such as derivative financial instruments, primarily to manage and to hedge its exposure to lead pricing risk. All derivatives are recognized on the balance sheet at fair value and are reported in either other current assets or accrued liabilities. To qualify for hedge accounting, the instruments must be effective in reducing the risk exposure that they are designed to hedge. For instruments that are associated with the hedge of an anticipated transaction, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The assessment for effectiveness is documented at hedge inception and reviewed throughout the designated hedge period.

The Company has entered into lead hedge contracts to manage risk of the cost of lead. The agreements are with major financial institutions with maturities generally less than one year. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying commodity hedges is included in other comprehensive income to the extent effective, and reclassified into cost of goods sold in the period during which the hedge transaction affects earnings.

Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires, is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive loss from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents:

The Company considers all highly liquid instruments purchased with an initial maturity of three months or less to be cash equivalents. The Company’s cash management program utilizes zero balance accounts.

Restricted Cash:

Restricted cash primarily represents cash that has been deposited and is held as collateral for certain hedging transactions. This cash must be kept in a trust account until the related hedge transactions are settled.

Reclassifications:

Certain prior year amounts have been reclassified to conform to current year presentation.

Revenue Recognition:

The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with terms of the agreement, title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on Company experience. While returns have historically been minimal and within the provisions established, the Company cannot guarantee that it will continue to experience the same return rates as in the past. Periodically, the Company enters into prepayment contracts with various customers and receives advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue and are included in other current liabilities and other liabilities on the Consolidated Balance Sheet. Revenue associated with advance payments is recognized as shipments are made and title, ownership and risk of loss pass to the customer. Amounts billed to customers for shipping and handling fees are included in Net Sales and costs incurred by the Company for the delivery of goods are classified as Cost of Sales in the Consolidated Statements of Operations. Taxes on revenue producing transactions are excluded from Net Sales.

Accounts Receivable and Allowance for Doubtful Accounts:

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by age and type of receivable. Account balances are charged off against the allowance when the Company believes the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

Receivables consist of the following at January 31, 2010 and 2009:

Years Ended January 31,	2010	2009
Trade receivables	$54,282	$54,305
Notes receivables	557	645
Other	1,458	1,677
Allowance for doubtful accounts	(1,114)	(775)

Total receivables	$55,183	$55,852

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Following are the changes in the allowance for doubtful accounts during the periods ended:

Years Ended January 31,	2010	2009	2008
Balance at beginning of period	$775	$1,148	$1,203
Additions	472	574	75
Translation adjustment	7	(27)	28
Write-offs net of recoveries	(140)	(920)	(158)

Balance at end of period	$1,114	$775	$1,148

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, Plant and Equipment:

Property, plant and equipment purchased are recorded at cost. Property, plant and equipment acquired as part of a business combination are recorded at fair market value at the time of acquisition. Property, plant and equipment, including capital leases, are depreciated on the straight-line method for financial reporting purposes over estimated useful lives or lease terms, whichever is shorter, which range from 3 to 15 years for machinery and equipment, and 10 to 40 years for buildings and improvements. Prior to November 2009, estimated useful lives of machinery and equipment ranged from 3 – 10 years. Estimated useful lives were changed to 3 – 15 years on November 1, 2009. This change in the fourth quarter of fiscal year 2010 resulted in an insignificant impact to the consolidated statement of operations for fiscal year 2010.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is depreciated over the useful lives of assets.

The cost of maintenance and repairs is charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The Company capitalizes purchased software, including certain costs associated with its installation. The cost of software capitalized is amortized over its estimated useful life, ranging from 3 to 5 years, using the straight-line method.

Inventories:

Inventories are stated at the lower of cost or market. The Company changed the method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first out (FIFO) method in fiscal year 2008. As a result cost is determined by the FIFO method for all inventories. The Company adjusts the value of its obsolete and unmarketable inventory to the estimated market value based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Market value for raw materials is based on replacement cost and for work-in-process and finished goods on net realizable value.

Identifiable Intangible Assets, Net:

Acquisition-related intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 25 years. Intellectual property assets are amortized over the periods of benefit, ranging from 2 to 11 years, on a straight-line basis. All identifiable intangible assets are classified within intangible and other assets, net on the balance sheet.

Long-Lived Assets:

The Company performs periodic evaluations of the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Events or changes in circumstances are evaluated based on a number of factors including operating results, business plans and forecasts, general and industry trends and, economic projections and anticipated cash flows. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. The Company also continually evaluates the estimated useful lives of all long-lived assets and periodically revises such estimates based on current events.

Goodwill:

Goodwill represents the excess of the cost over the fair value of net assets acquired in business combinations. Goodwill is not amortized and is subject to impairment tests. Goodwill is tested for impairment on an annual basis or upon the occurrence of certain circumstances or events. The Company determines the fair value of its reporting units using a combination of financial projections and

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

discounted cash flow techniques adjusted for risk characteristics, also giving consideration to the Company’s overall market capitalization. The fair value of the reporting units is compared to the carrying value of the reporting units to determine if an impairment loss should be calculated. If the book value of a reporting unit exceeds the fair value of the reporting unit, an impairment loss is indicated. The loss is calculated by comparing the implied fair value of the goodwill to the book value of the goodwill. If the book value of the goodwill exceeds the fair value of the goodwill, an impairment loss is recorded.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s implied fair value of goodwill is dependent upon significant judgments and estimates of future discounted cash flows and other factors. The Company estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate at the date of evaluation. The financial and credit market volatility directly impacts the fair value measurement through the weighted average cost of capital that the Company uses to determine the discount rate and through the stock price that is used to determine market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded. Market capitalization is determined by multiplying the shares outstanding on the assessment date by the average market price of the Company’s common stock over a 30-day period before assessment date. The Company uses this 30-day duration to consider inherent market fluctuations that may affect any individual closing price. The Company believes that market capitalization alone does not fully capture the fair value of the business as a whole, or the substantial value that an acquirer would obtain from its ability to obtain control of the business. As such, in determining fair value, a control premium is added to the market capitalization. To estimate the control premium, the Company may consider its competitive advantages that would likely provide synergies to a market participant. In addition, the Company considered external market factors which it believes may have contributed to the decline and volatility in the Company’s stock price that did not reflect underlying fair value.

Employee Benefit Plans:

The Company’s pension plans and postretirement benefit plans are accounted for using actuarial valuations required by applicable accounting guidance for employers’ accounting for pensions and postretirement benefits other than pensions. The Company considers accounting for employee benefit plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, compensation growth, long-term return on plan assets, retirement, turnover, health care cost trend rates and mortality rates. Depending on the assumptions and estimates used, the pension and postretirement benefit expense could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding. During fiscal year 2009 the measurement date was changed from December 31 to January 31 as required by accounting standards.

Other Liabilities:

Included in other liabilities at January 31, 2010 is $30,355 of pension liabilities. See Note 14 to the consolidated financial statements, “Employee Benefit Plans”, for additional information.

Environmental Matters:

In accordance with guidance related to accounting for contingencies and environmental remediation liabilities, the Company records a loss and establishes a reserve for the remediation when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonable estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts existing and proposed technology, the identification of other potentially responsible parties, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum loss in the range of losses is accrued. The liability for future environmental remediation costs is evaluated on a quarterly basis by management.

Research and Development:

Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects. The cost of materials (whether from normal inventory or acquired specially for research and development activities) and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and development projects or otherwise) are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are recorded as research and development expenses.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Financing Costs:

Costs relating to obtaining debt are capitalized and amortized over the term of the related debt using the effective interest rate method. When the debt is paid in full, any unamortized financing costs are charged to interest expense.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising:

The Company expenses advertising costs as incurred. In fiscal years 2010, 2009 and 2008, the Company incurred advertising costs of $431, $394 and $589, respectively.

Income Taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with applicable accounting guidance for accounting for income taxes, using currently enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company is routinely audited by federal, state and local taxing authorities. The outcome of these audits may result in the Company being assessed taxes in addition to amounts previously paid. Accordingly, the Company maintains tax contingency reserves for such potential assessments. The reserves are determined based upon the Company’s best estimate of possible assessments by the Internal Revenue Service or other taxing authorities and are adjusted, from time to time, based upon changing facts and circumstances. The Company calculates its reserves in accordance with applicable accounting standards for accounting for uncertainty in income taxes which was adopted during fiscal year 2008.

Net Loss per Share:

Basic loss per common share is based on the weighted-average number of shares of common stock outstanding. Net loss per common share - diluted reflects the potential dilution that could occur if stock options and other dilutive securities were exercised. Weighted-average common shares and common shares – diluted were as follows:

	2010	2009	2008
Numerator:
Numerator for basic loss per common share	$(25,538)	$(16,885)	$(4,764)
Effect of dilutive securities:
Income related to deferred compensation plan	(135)	(317)	—

Numerator for diluted loss per common share	$(25,673)	$(17,202)	$(4,764)

Denominator:
Denominator for basic earnings per common share- weighted average common shares	26,299,208	25,841,967	25,661,354
Effect of dilutive securities:
Shares issuable under deferred compensation arrangements	100,200	94,566	—

Dilutive potential common shares	100,200	94,566	—

Denominator for diluted earnings per common share - adjusted weighted average common shares and assumed conversions	26,399,408	25,936,533	25,661,354

Basic loss per common share from continuing operations	$(0.97)	$(0.65)	$(0.19)

Diluted loss per common share from continuing operations	$(0.97)	$(0.66)	$(0.19)

Due to net losses from continuing operations in fiscal years 2010, 2009 and 2008, 19,604,137, 19,604,137 and 20,120,932, respectively, of dilutive securities issuable in connection with convertible bonds have been excluded from the diluted loss per share calculation for these years because their effect would reduce the loss per share. Additionally, due to net losses in fiscal years 2010, 2009 and 2008, 165,558, 71,035 and 116,724 of dilutive securities issuable in connection with stock plans have been excluded from the diluted loss per share calculation for these years because their effect would reduce the loss per share.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation Plans:

The Company accounts for employee stock option grants using applicable accounting guidance for accounting for stock based compensation. Under this guidance unrecognized expense of awards is recognized as an expense in the periods over the vesting period of the award using the valuation method (i.e. Black-Scholes) and various related assumptions. Under applicable accounting guidance excess tax benefits are reported as a financing cash inflow rather than as a reduction of taxes paid. Due to the Company’s net operating losses, no tax benefits have been realized from the exercises of options during fiscal years 2010, 2009 and 2008. As a result there is no cash flow impact related to tax benefits realized from the exercises during fiscal years 2010, 2009 and 2008.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company also provides stock awards to certain employees. In accordance with applicable accounting guidance, the Company expenses employee stock awards based on the market value of the award on the issuance date using a straight-line basis over the requisite service period for each separately vesting portion of the award for awards based on time and, for performance based awards, on the expectation that the performance goals will be attained.

Subsequent Events:

Refer to Note 6, Debt for a discussion related to the April 2010 amendments to the Line of Credit Facility.

New Accounting Pronouncements:

Recently Adopted Accounting Guidance

During fiscal year 2010, the Company adopted new accounting guidance regarding the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Upon adoption, the ASC became the source of authoritative generally accepted accounting principles in the United States, and supersedes all then-existing non-SEC accounting and reporting standards. All other accounting literature not included in the ASC became non-authoritative. The adoption did not have a significant impact on the Company’s financial statements.

At the beginning of fiscal year 2010, the Company adopted new accounting guidance issued by FASB that changed the accounting and reporting for non-controlling interests. The change requires all entities to report non-controlling interests in subsidiaries as a component in equity in the consolidated financial statements. In addition, the new guidance eliminates the diversity that existed in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. The provisions are applied prospectively except for the presentation and disclosure requirements that have been applied retrospectively. The adoption of non-controlling interests principally impacted presentation of the Company’s financial statements.

At the beginning of fiscal year 2010, the Company adopted new accounting guidance regarding disclosures about derivative instruments and hedging activities which improves financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. The additional disclosures are provided in Note 13. The adoption did not have any effect on the Company’s financial statements.

At the beginning of fiscal year 2010, the Company adopted new accounting guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements) (“ASC 470-20”) which changed the accounting treatment for convertible securities which the issuer may settle fully or partially in cash. Under the standard, cash settled convertible securities are separated into their debt and equity components. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability is recorded as additional paid-in capital. As a result, the debt is recorded at a discount reflecting its below market coupon interest rate. The debt is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance reflected on the income statement. This change in methodology affected the calculations of net income and earnings per share. Additional disclosures are provided in Note 6. The adoption affected the carrying value and future interest expense on the Company’s $75,000 Convertible Senior Notes 2005, due in 2025, only, as the Company’s Convertible Senior Notes 2006, due in 2026 do not contain a cash conversion feature at the election of the Company.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The effect of the change to the revised accounting requirements for the convertible debt on the consolidated statements of operations for the years ended January 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Interest expense	$3,443	$2,942	$2,582
Net loss attributable to C&D Technologies, Inc.	(3,443)	(2,942)	(2,582)
Basic and diluted loss per share attributable to C&D Technologies, Inc.	$(0.13)	$(0.11)	$(0.10)

The effect of the change to the revised accounting requirements for our convertible debt on the consolidated statement of cash flows for the years ended January 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Net loss	(3,443)	(2,942)	(2,582)
Amortization of debt acquisition and discount costs	3,443	2,942	2,582

The effect of the change to the revised accounting requirements for our convertible debt on the consolidated balance sheet for the years ended January 31, 2010 and 2009 is as follows:

	2010	2009
Liabilities:
Long-term debt	(12,344)	(15,787)
Stockholders' equity:
Additional paid-in capital	23,973	23,973
Retained earnings	(11,629)	(8,186)
Total stockholders' equity attributable to C&D Technologies, Inc.	12,344	15,787

During fiscal year 2010, the Company adopted new accounting guidance regarding interim disclosures about fair value of financial instruments that required additional disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption, and, in periods after initial adoption, comparative disclosures are only required for periods ending after initial adoption. The adoption impacted only the disclosures in the Company’s financial statements. See Note 12 for the additional disclosures.

During fiscal year 2010, the Company adopted new accounting guidance on employers’ disclosures about pensions and other postretirement benefits. Under the new guidance an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan is expanded. The adoption impacted only the disclosures in the Company’s financial statements. See Note 14 for the additional disclosures.

Recently Issued Accounting Guidance Not Yet Adopted

In June 2009, the FASB issued authoritative guidance on the accounting for transfers of financial assets. The new guidance seeks to improve financial reporting by providing a short-term solution to address inconsistencies in practice relating to the existing concepts, such as eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance. The guidance is effective for annual financial periods beginning after November 15, 2009, and interim periods within that annual period, and thereafter, and shall be applied prospectively. Early adoption is prohibited. The Company is in the process of evaluating the impact of adoption of this guidance, although it does not expect that adoption will have a significant impact on its financial statements.

In June 2009, the FASB issued authoritative guidance on variable interest entities which seeks to improve financial reporting by requiring that entities perform an analysis to determine whether any variable interest or interests that they have give them a controlling financial interest in a variable interest entity. The new guidance is effective for annual financial periods beginning after November 15, 2009, and interim periods within that annual period, and thereafter, and shall be applied prospectively. Early adoption is prohibited. The Company is in the process of evaluating the impact of adoption of this guidance although it does not expect it will have a significant impact on its financial statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

2.	LIQUIDITY AND GOING CONCERN

The Company has put provisions due on its convertible senior notes that may require it to pay the following principal payments: $52.0 million on November 1, 2011, with respect to the 2006 Notes, and $75.0 million on November 15, 2012, with respect to the 2005 Notes (see Note 6 – Debt). Furthermore, payments of principal on these Notes may be accelerated upon the occurrence of a “fundamental change” as defined in the indentures governing the 2005 Notes and 2006 Notes, which would require the Company to purchase the notes at 100% of their aggregate principal amount (plus any accrued but unpaid interest thereon) within approximately 55 business days of such occurrence. The Company believes that there is substantial risk that a fundamental change will occur in the near future. Refer to discussion of New York Stock Exchange (“NYSE”) continued listing requirements and related risk of delisting our common stock below.

Since our 30 day average market capitalization has fallen below $15 million, the NYSE suspended trading of our common stock on October 8, 2010. Absent suspension of trading being removed within a 60 day time period and/or relisting on a national automated exchange, such a development would constitute a fundamental change under the 2006 Notes, which could ultimately result in an event of default thereunder.

The delisting of our common stock and, if we are unable to list the stock on another national securities exchange, could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) resulting in a “fundamental change” as defined in the indentures governing the 2005 Notes and the 2006 Notes, which would give the holders of our 2005 Notes and our 2006 Notes the right to require us to repurchase their notes for an amount equal to the principal amount outstanding plus accrued but unpaid interest. We believe that there is a substantial risk that a fundamental change described in clause (v) will occur in the future and if we do not complete a restructuring prior to the time we are required to repurchase the 2005 Notes and 2006 Notes, we will not have enough cash on hand to comply with the governing indentures. If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

While a delisting of our common stock would not constitute a specific event of default under the documents governing our senior credit facilities, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

In light of these recent developments and the Company’s liquidity risks, the Company is currently reviewing strategic and financing alternatives available with assistance from legal and financial advisors. On September 14, 2010, the Company entered into a restructuring support agreement with certain holders of the 2005 Notes and 2006 Notes (see Note 18). The Company also continues to be engaged in active discussions with lenders under its Credit Facility regarding a restructuring of its capital structure. There can be no assurance that the Company will be able to consummate a restructuring pursuant to the terms of the restructuring support agreement or at all. Furthermore, the Company may be unable to maintain adequate liquidity prior to the restructuring contemplated under the restructuring support agreement or otherwise, and, as a result, the Company may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.

The Company’s cumulative losses, substantial indebtedness and likely future inability to comply with certain covenants in the agreements governing its indebtedness, including among others, covenants related to continued listing on a national automated stock exchange and future EBITDA requirements, in addition to its current liquidity situation, raise substantial doubt as to the Company’s ability to continue as a going concern for a period longer than twelve months from January 31, 2010. The Company’s ability to continue as a going concern depends on, among other factors, a return to profitable operations, a successful restructuring of the 2005 Notes and the 2006 Notes, and possible amendment of future EBITDA requirements under the Company’s Credit Facility. Until the possible completion of the financial and strategic alternatives process, the Company’s future remains uncertain, and there can be no assurance that its efforts in this regard will be successful.

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which implies that it will continue to meet its obligations and continue operations for at least the next 12 months. Realization values may be substantially different from carrying values as shown, and the consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

2.	LIQUIDITY AND GOING CONCERN (continued)

In connection with our independent registered public accounting firm’s inclusion of an explanatory paragraph in its report on the consolidated financial statements of the Company for the fiscal year ended January 31, 2010 discussing the existence of substantial doubt of our ability to continue as a going concern, and given that such an explanatory paragraph, unless waived, would constitute a covenant default under our existing credit facility, as of October 20, 2010 we have received a waiver from our lender under our credit facility.

The Company’s liquidity is primarily determined by its availability under the Credit Facility, its unrestricted cash balances and cash flows from operations. If cash requirements exceed the cash provided by operating activities, then the Company would look to its unrestricted cash balances and the availability under its Credit Facility to satisfy those needs. Important factors and assumptions made by the Company when considering future liquidity include, but are not limited to, the volatility of lead prices, future demand from customers, continued sufficient availability of credit from trade vendors and the ability to re-finance or obtain debt in the future. To the extent unforeseen events occur or operating results are below forecast, the Company believes it can take certain actions to conserve cash, such as delay major capital investments, other discretionary spending reductions or pursue financing from other sources to preserve liquidity, if necessary. Despite these potential actions, if the Company is not able to satisfy its cash requirements in the near term from cash provided by operating activities, or through access to its Credit Facility, it may not have the minimum levels of cash necessary to operate the business on an ongoing basis.

The Company’s liquidity derived from the Credit Facility, as amended on April 9, 2010, is based on availability determined by a borrowing base. The Company may not be able to maintain adequate levels of eligible assets to support its required liquidity in the future. In addition, the Credit Facility requires the Company to meet a minimum fixed charge coverage ratio if the availability falls below $10,000, adjusted to $15,000 for the first year under the agreement as amended. The fixed charge coverage ratio for the last 12 consecutive fiscal month period shall be not less than 1.10:1.00. During the past year the Company would not have achieved the minimum fixed charge coverage ratio. The Company’s ability to meet these financial provisions may be affected by events beyond its control. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ending April 30, 2011. The Company does not currently anticipate satisfying this minimum EBITDA requirement at April 30, 2011. The rising prices of lead and other commodities and other circumstances have resulted in the Company obtaining amendments to the financial covenants in the past. Such amendments may not be available in the future, if required.

Current credit and capital market conditions combined with a history of operating losses and negative cash flows are likely to impact and/or restrict the Company’s ability to access capital markets in the near term, and any such access would likely be at an increased cost and under more restrictive terms and conditions. Further, such constraints may also affect agreements and payment terms with trade vendors. If unforeseen events occur or certain larger vendors require the Company to pay for purchases in advance or upon delivery, or on reduced trade terms, the Company may not be able to continue operating as a going concern.

The Company’s Credit Facility bank is currently meeting all of its lending obligations. The current Credit Facility, as amended on April 9, 2010. does not expire until June 6, 2013. As of January 31, 2010, $18,605 was funded (including $20,000 from the term loan tranche), and $5,707 was utilized for letters of credit. As provided under the Credit Facility, as amended on April 9, 2010, excess borrowing capacity is for future working capital needs and general corporate purposes.

As discussed above, the Company’s 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. Only upon the occurrence of a fundamental change as defined in the indenture agreements, holders of the notes may require the Company to repurchase some or all of the notes prior to these dates.

Any breach of the covenants in the Credit Facility or the indentures governing the 2005 Notes and 2006 Notes could cause a default under the Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict the Company’s ability to borrow under the Credit Facility, thereby significantly impacting its liquidity. If the Company incurs an event of default under any of these debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to these debt instruments to be due and payable immediately. Assets and cash flows may not be sufficient to fully repay borrowings under these debt instruments if accelerated upon an event of default or, in the case of the 2005 Notes and 2006 Notes, following a fundamental change (as defined in the indentures governing the 2005 Notes and the 2006 Notes). Additionally, the 2005 Notes and 2006 Notes have initial maturities (put provisions) in November 2012 and November 2011, respectively. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, it may result in an event of default under the Credit Facility and the lenders thereunder could institute foreclosure proceedings against the assets securing borrowings under the facility, which would have an material adverse impact on the Company.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

3.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill:

Total
Goodwill, January 31, 2008	$59,870
Effect of exchange rate changes on goodwill	91

Goodwill, January 31, 2009	59,961
Effect of exchange rate changes on goodwill	3

Goodwill, January 31, 2010	$59,964

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

3.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS (continued)

There are no historical impairments related to continuing operations goodwill.

Identifiable Intangible Assets:

Identifiable intangible assets as of January 31, 2010, consisted of the following:

January 31, 2010	Gross Assets	Accumulated Amortization	Net
Trade names	$17,840	$(9,738)	$8,102
Intellectual property	4,111	(4,109)	2
Licensing agreements	4,326	(2,883)	1,443
Land use rights	3,501	(198)	3,303

Total intangible assets	$29,778	$(16,928)	$12,850

Identifiable intangible assets as of January 31, 2009, consisted of the following:

January 31, 2009	Gross Assets	Accumulated Amortization	Net
Trade names	$17,840	$(8,846)	$8,994
Intellectual property	4,105	(4,092)	13
Licensing agreements	4,326	(2,489)	1,837
Land use rights	3,497	(128)	3,369

Total intangible assets	$29,768	$(15,555)	$14,213

Based on intangibles recorded at January 31, 2010, the annual amortization expense is expected to be as follows (assuming current exchange rates):

Years Ended January 31,	2011	2012	2013	2014	2015
Trade names	$892	$892	$892	$892	$892
Intellectual property	2	—	—	—	—
Licensing agreements	394	394	394	261	—
Land use rights	70	70	70	70	70

Total intangible assets	$1,358	$1,356	$1,356	$1,223	$962

Amortization of identifiable intangible assets was $1,367, $1,392 and $1,430 and for the years ended January 31, 2010, 2009 and 2008, respectively.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

4.	INVENTORIES

Inventories consisted of the following:

	2010	2009
Raw materials	$22,035	$17,545
Work-in-process	19,811	17,721
Finished goods	34,195	25,862

Total	$76,041	$61,128

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consisted of the following:

Years Ended January 31,	2010	2009
Land	$3,346	$3,346
Buildings and improvements	58,452	58,557
Furniture, fixtures and equipment	179,049	165,510
Construction in progress	5,981	10,278

	246,828	237,691
Less accumulated depreciation	156,827	152,636

Total	$90,001	$85,055

For the years ended January 31, 2010, 2009 and 2008, depreciation charged to operations, including property under capital leases, amounted to $9,343, $9,673 and $9,482; and capitalized interest amounted to $279, $303 and $132, respectively.

See Note 15, Goodwill and Asset Impairments, for a discussion of the impairments to fixed assets recognized during the fiscal year ended January 31, 2009.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

6.	DEBT

Debt consisted of the following:

Years Ended January 31,	2010	2009
Line of Credit Facility, maximum commitment of $75,000 at January 31, 2010 and 2009; availability is determined by a borrowing base calculation (Refer to Subsequent Event - Line of Credit Facility below)	$18,605	$—
Convertible Senior Notes 2005; due 2025, bears interest at 5.25% net of unamortized discounts of $12,591 and $16,121, respectively	62,409	58,879
Convertible Senior Notes 2006; due 2026, bears interest at 5.5%.	52,000	52,000
China Line of Credit; Maximum commitment of 60 million and 40 million RMB (approximately $8,790 and $5,852 and with an effective interest rate of 5.73% and 6.37% as of January 31, 2010 and 2009, respectively)	8,644	5,852
Capital leases	225	125

Total debt	141,883	116,856
Less unamortized debt costs	2,015	3,338

Net debt	139,868	113,518
Less current portion	8,777	5,881

Total long-term portion	$131,091	$107,637

Line of Credit Facility

At January 31, 2010, the Company has a $75,000 principal amount Line of Credit Facility (“Credit Facility”). The Credit Facility consists of a five-year senior revolving line of credit which does not expire until December 7, 2010 (Refer to Subsequent Event – Line of Credit Facility below). The availability under the Credit Facility is determined by a borrowing base, is collateralized by a first lien on certain assets and bears interest at LIBOR plus 2.0% or Prime plus 0.5%. As of January 31, 2010, $18,605 was funded in the Credit Facility and $5,707 was utilized for letters of credit. As provided under the Credit Facility, excess borrowing capacity will be available for future working capital needs and general corporate purposes.

As of January 31, 2010 and January 31, 2009, the Company was in compliance with its financial covenants. The Credit Facility includes a minimum fixed charge coverage ratio that is measured only when the excess availability as defined in the agreement is less than $10,000 as discussed in the following paragraph. The agreement restricts payments including dividends and Treasury Stock purchases to no more than $250 for Treasury Stock in any one calendar year and $1,750 for dividends for any one calendar year subject to adjustments of up to $400 per year in the case of the conversion of debt to stock per the terms of the 5.25% convertible offering. These restricted payments can only occur with prior notice to the lenders and provided that there is a minimum of $30,000 in excess availability for a period of thirty days prior to the dividend. In connection with refinancing of the Company’s credit facilities, the Company incurred $2,755 in issuance costs which consisted primarily of investment banker fees, legal and other professional fees. These costs are being amortized to interest expense over the term of each facility. The unamortized balance of $489 and $1,075 of these costs at January 31, 2010 and January 31, 2009, respectively, is included in the accompanying balance sheet.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

6.	DEBT (continued)

On August 29, 2008 the Company executed a seventh amendment to the Company’s credit facility which, amongst other changes, enhanced the Company’s borrowing capacity and resultant credit availability as of that date by approximately $7,000 through changes and modifications of borrowing base provisions. In addition the amendment provides the Company the ability to incur indebtedness under leasing arrangements of up to $15,000, an increase in permitted borrowings in China from 40,000 RMB (approximately $5,860 US Dollars) to 160,000 RMB (approximately $23,400 US Dollars) and an increase in permitted asset sales baskets. The Company incurred fees of $225 in connection with this amendment that were expensed in fiscal year 2009.

The Credit Facility includes a material adverse change clause which defines an event of default as a material adverse change in the business, assets or prospects. Company lenders could claim a breach under the material adverse change covenant or the cross-default provisions under the Credit Facility under certain circumstances, including, for example, if holders of the 2005 Notes and 2006 Notes were to obtain the right to put their notes to us in the event that the common stock was no longer listed on any national securities exchange. An interpretation of events as a material adverse change or any breach of the covenants in the Credit Facility or the indentures governing the 2005 Notes and 2006 Notes could cause a default under the Credit Facility and other debt (including the 2005 and 2006 Notes), which would restrict the Company’s ability to borrow under the Credit Facility, thereby significantly impacting liquidity.

Subsequent Event – Line of Credit Facility

On April 9, 2010 the Company entered into an amendment to the Credit Facility that permits the Company to borrow at any time through June 6, 2013 up to $55,000 at the current rate of LIBOR plus 3% per annum. The Company must pay a commitment fee of $413. Borrowings under this agreement mature on June 6, 2013. The terms of this financing arrangement include all of the conditions of the original credit facility discussed above.

On April 20, 2010, the Company completed the Amendment to the Credit Agreement. The Amendment increased the total size of the credit facility to $75,000 by the addition of a $20,000 term loan tranche. All obligations under the term loan tranche are secured by a first priority lien on all of the Company’s personal property, as well as that of the Guarantors, along with certain of its real estate. Repayment of the indebtedness under the term loan tranche is subordinate to the repayment of indebtedness owed under the revolving credit line tranche of the credit facility. The term loan tranche is payable on the earlier to occur of June 6, 2013 and the termination of the credit facility. The term loan tranche initially bears interest at the rate of 11.25 percent plus the greater of (i) LIBOR and (ii) 3 percent. The term loan tranche of the credit facility is subject to the same customary affirmative and negative covenants, as well as financial covenants, as stated in the Credit Agreement. In addition, for the one-year period following the Amendment, the Company has a requirement to maintain minimum excess availability under the Credit Agreement of $15,000. The Company expects to maintain excess availability above this $15,000 minimum. There are also minimum EBITDA requirements, subject to an event of default, beginning with the Company’s quarter ended April 30, 2011. The Credit Agreement, as amended by the Amendment, still requires the Company to maintain a minimum fixed charge coverage ratio of 1.1:1.0 on a consolidated basis which becomes applicable only if the availability under the revolving credit line tranche falls below $10,000. Fees of approximately $1,300 were incurred in connection with this April 20, 2010 amendment. Proceeds from the term loan tranche will be utilized to pay down the revolving credit line facility tranche and for general corporate purposes.

Convertible Senior Notes 2005

On November 21, 2005, the Company completed the private placement of $75,000 aggregate principal amount of 5.25% Convertible Senior Notes Due 2025 (“2005 Notes”) which raised proceeds of approximately $72,300, net of $2,700 in issuance costs. These costs are being amortized to interest expense over seven years based on the date that holders can exercise their first put option. The unamortized balance of $495 and $672 of these costs at January 31, 2010 and January 31, 2009, respectively, is included in the accompanying balance sheet.

The 2005 Notes are unsubordinated unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The 2005 Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except that those subsidiaries that may in the future guarantee certain of the Company’s other obligations will also be required to guarantee the 2005 Notes.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

6.	DEBT (continued)

The 2005 Notes mature on November 1, 2025 and require semi-annual interest payments at 5.25% per annum on the principal amount outstanding. Prior to maturity the holders may convert their 2005 Notes into shares of the Company’s common stock under certain circumstances. The initial conversion rate is 118.0638 shares per $1,000 principal amount of 2005 Notes, which is equivalent to an initial conversion price of approximately $8.47 per share. At any time between November 1, 2010 and November 1, 2012, the Company may at its option redeem the 2005 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of 2005 Notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, if in the previous 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice the closing sale price of the Common Stock exceeds 130% of the then effective conversion price of the 2005 Notes for at least 20 trading days. In addition, at any time after November 1, 2012, the Company may redeem the 2005 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the 2005 Notes to be redeemed plus any accrued and unpaid interest, including additional interest, if any.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

6.	DEBT (continued)

A holder of 2005 Notes may require the Company to repurchase some or all of the holder’s 2005 Notes for cash (1) upon the occurrence of a fundamental change as defined in the indenture and (2) also on each of November 1, 2012, 2015 and 2020 at a price equal to 100% of the principal amount of the 2005 Notes being repurchased, plus accrued interest, if any, in each case. If applicable, the Company will pay a make-whole premium on 2005 Notes converted in connection with any fundamental change that occurs prior to November 1, 2012. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $7.00. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the 2005 Notes converted in connection with the fundamental change.

On February 1, 2009, the Company began accounting for the 2005 Notes in accordance with the new effective accounting guidance discussed in Note 1. This guidance requires an issuer to separately account for the liability and equity components in a manner that reflects the issuer’s nonconvertible borrowing rate resulting in higher non-cash interest expense over the expected life of the instrument. The Company determined that the effective rate of the liability component was 12.5%. The guidance requires retrospective application for all periods presented.

Convertible Senior Notes 2006

On November 22, 2006, the Company completed the private placement of $54,500 aggregate principal amount of 5.50% Convertible Senior Notes Due 2026 (“2006 Notes”) which raised proceeds of approximately $51,700, net of $2,800 in issuance costs.

These costs are being amortized to interest expense over five years based on the date that holders can exercise their first put option. The unamortized balance of $1,030 and $1,591 of these costs at January 31, 2010 and January 31, 2009, respectively is included in the accompanying balance sheet.

The 2006 Notes are unsubordinated unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The 2006 Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except that those subsidiaries that may in the future guarantee certain of the Company’s other obligations will also be required to guarantee the 2006 Notes.

The 2006 Notes mature on November 15, 2026 and require semi-annual payments at 5.50% per annum on the principal outstanding. Prior to maturity the holders may convert their 2006 Notes into shares of the Company’s common stock under certain circumstances. The initial conversion rate is 206.7183 shares per $1,000 principal amount of 2006 Notes, which is equivalent to an initial conversion price of approximately $4.84 per share. At any time on and after November 15, 2011, the Company may at its option redeem the 2006 Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of 2006 Notes to be redeemed, plus any accrued and unpaid interest, including additional interest.

A holder of 2006 Notes may require the Company to repurchase some or all of the holder’s 2006 Notes for cash (1) upon the occurrence of a fundamental change as defined in the indenture and (2) also on each of November 15, 2011, 2016 and 2021 at a price equal to 100% of the principal amount of the 2006 Notes being repurchased, plus accrued interest, if any, in each case. If applicable, the Company will pay a make-whole premium on 2006 Notes converted in connection with any fundamental change that occurs prior to November 15, 2011. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $4.30. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the 2006 Notes converted in connection with the fundamental change.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

6.	DEBT (continued)

The accounting guidance regarding ASC 470-20 does not apply to the 2006 Notes since this note does not provide the Company with the option of settlement upon conversion in cash for all or part of the notes. As a result, the 2006 Note is carried at face value and interest is recorded based on the stated rate of 5.50%.

China Line of Credit

On January 18, 2007, as amended in May 2009, the Company entered into a 12 month renewable non-revolving line of credit facility in China. Under the terms of the China Line of Credit, the Company may borrow up to 60 million RMB (approximately $8,790 US Dollars at January 31, 2010) with an interest rate of 5.73% and 40 million RMB (approximately $5,852 US Dollars at January 31, 2010) with an interest rate of 6.37% as of January 31, 2010 and January 31, 2009, respectively. This credit line was established to provide the plant in China the flexibility needed to finalize the construction of its new manufacturing facility, which was completed in March 2007 and to fund working capital requirements. As of January 31, 2010 and January 31, 2009, $8,644 and $5,852, respectively, was funded under this facility. This credit facility matures in May 2010.

The maximum aggregate amount of loans outstanding under the Credit Facility, 2005 Notes, 2006 Notes, China Line of Credit, at any point during the year ended January 31, 2010 and 2009 were $157,587 and $146,610, respectively. For the years ended January 31, 2010 and 2009, the outstanding loans under these credit agreements computed on a monthly basis averaged $143,828 and $137,637 at a weighted-average interest rate of 5.23%, and 5.35%, respectively.

As of January 31, 2010, the required minimum annual principal reduction of long-term debt is as follows:

Year Ended January 31,	Amount
2011	$8,777
2012	51
2013*	18,646
2014	—
2015	—
Thereafter	127,000

Total	$154,474

*	The Credit Facility is assumed to be paid in fiscal year 2013, in accordance with the maturity date in the April 2010 amendment discussed above.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

7.	STOCK OPTION PLANS

The Company has two stock option plans under which it can currently grant options: the U.K. Stock Option Plan reserved 500,000 shares of Common Stock and the 2007 Stock Incentive Plan reserved 1,500,000 shares for option grants. Stock can be granted to officers, directors, employees and consultants of the Company, or an affiliate. In addition, outstanding options remained from the 1996 Stock Option Plan which expired on July 25, 2006 and the 1998 Stock Option Plan which expired on June 30, 2008. The 2007 Stock Incentive Plan was approved by the stockholders on June 1, 2006. Incentive stock options are to be granted at no less than 100% of the fair market value on the date of grant, with a term of no more than ten years after the date of grant. Nonqualified stock options are to be granted at such price as the Compensation Committee of the Board of Directors deems appropriate, with a term of no more than ten years after the date of grant. The options are exercisable upon vesting as determined by the Compensation Committee at the time the options are granted.

Under the provisions of accounting guidance related to stock options, the Company recorded $687, $668 and $389 of stock based compensation expense related to stock option awards in its consolidated statement of operations for the years ended January 31, 2010, 2009 and 2008, respectively. The Company granted 351,076, 396,029 and 340,334 stock option awards of which 0, 0 and 37,334 vested immediately during fiscal years 2010, 2009 and 2008, respectively. Compensation cost included $108 for the awards that vested immediately in the year ended January 31, 2008. Based on awards outstanding as of January 31, 2010, the estimated remaining compensation expense is approximately $552, which is expected to be recognized through fiscal year 2013, based on the weighted average vesting period.

The estimated fair value of the options granted was calculated using the Black Scholes Merton option pricing model (“Black Scholes”). The Black Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the estimated life of the option is based on U.S. Government Securities Treasury Constant Maturities over the contractual term of the equity instrument. Expected volatility is based on the historical volatility of the Company’s stock. The Company uses the shortcut method to determine the expected life assumption and the assumption that no dividends will be paid.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

7.	STOCK OPTION PLANS (continued)

Based on historical experience, the Company has assumed an annualized forfeiture rate of 7.5% for share-based compensation awards. Under the true-up provisions of the accounting guidance, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

The following tables summarize activity under all stock option plans for the respective periods:

Years Ended January 31,	2010	2009	2008
Weighted-average fair value of options granted during the year	$0.88	$3.10	$2.58
Intrinsic value of options exercised	$—	$39	$—
Cash received from option exercises	$—	$247	$—

	Beginning Balance Outstanding	Granted During Year	Exercised During Year	Cancelled During Year	Ending Balance Outstanding	Exercisable
BALANCE AT JANUARY 31, 2008
Number of shares	2,524,293	340,334	—	1,101,313	1,763,314	1,418,147
Weighted-average option price per share	$15.53	$5.13	N/A	$15.15	$13.76	$15.83

BALANCE AT JANUARY 31, 2009
Number of shares	1,763,314	396,029	32,750	303,950	1,822,643	1,170,062
Weighted-average option price per share	$13.76	$6.26	$7.54	$14.49	$11.94	$15.38

BALANCE AT JANUARY 31, 2010
Number of shares	1,822,643	351,076	—	181,255	1,992,464	1,074,388
Weighted-average option price per share	$11.94	$0.88	$—	$17.12	$9.62	$14.47

The following table summarizes information about the stock options outstanding at January 31, 2010:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Contractual Life	Weighted- Average Exercise Price
$ 1.30 - $ 1.53	301,076	7.1 Years	$1.30	0	7.1 Years	N/A
$ 2.10 - $ 2.10	55,000	7.3 Years	$2.10	0	7.3 Years	N/A
$ 4.25 - $ 6.30	634,000	5.8 Years	$5.55	87,000	6.8 Years	$6.05
$ 6.81 - $ 9.12	469,618	5.9 Years	$7.66	454,618	5.9 Years	$7.65
$ 9.80 - $ 14.28	111,556	4.9 Years	$11.00	111,556	4.9 Years	$11.00
$ 14.94 - $ 22.31	299,944	2.7 Years	$19.17	299,944	2.7 Years	$19.17
$ 26.76 - $ 35.00	90,470	1.2 Years	$31.64	90,470	1.2 Years	$31.64
$ 49.44 - $ 55.94	30,800	0.4 Years	$55.11	30,800	0.4 Years	$55.11

Total	1,992,464	5.3 Years	$9.62	1,074,388	4.4 Years	$14.47

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

7.	STOCK OPTION PLANS (continued)

There were 837,531 and 1,572,231 shares available for future grants of options under the Company’s stock option plans as of January 31, 2010 and 2009, respectively.

A summary of the status of the Company’s non-vested stock options as of January 31, 2010, and changes during the year ended January 31, 2010, is summarized below:

	Number of Shares Underlying Options	Weighted Average Option Grant Date Fair Value
Non-vested at January 31, 2009	651,746	$2.89
Granted	351,076	$0.88
Vested	(80,746)	$3.75
Forfeited	(4,000)	$2.57

Non-vested at January 31, 2010	918,076	$2.05

The fair value of stock options granted during fiscal year 2010, 2009 and 2008 was estimated on the grant date using the Black-Scholes option pricing model with the following average assumptions.

Years Ended January 31,	2010	2009	2008
Risk-free interest rate	2.02%-2.19	1.81%-3.32	4.25%-4.88
Dividend yield	0.00%	0.00%	0.00%
Volatility factor	70.09%-74.88	50.91%-62.57	48.64%-49.45
Expected lives	5.25 - 5.5 Years	4.5 - 5.5 Years	5 years

Stock Awards:

In fiscal year 2010, the Company granted 209,757 restricted stock awards and 167,758 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan. In fiscal 2010 the Company granted a total of 158,930 restricted stock awards to the directors with a vesting period of one year. On May 1, 2008, the Company granted 90,750 restricted stock awards and 90,750 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan. On July 1, 2008 the Company granted 12,258 restricted stock awards to the directors with a vesting period of one year. On March 12, 2007, the Company granted 84,600 restricted stock awards and 84,600 performance shares to selected executives and other key employees under the Company’s 2007 Stock Incentive Plan. In accordance with applicable accounting guidance, the Company expenses employee stock awards based on the market value of the award on the issuance date using a straight-line basis over the requisite service period for each separately vesting portion of the award for awards based on time and, for performance based awards, on the probability that the performance goals will be attained. The restricted stock awards vest ratably over four years. Compensation expense of $598, $418 and $184 was reported for the years ended January 31, 2010, 2009 and 2008, respectively. The performance shares vest at the end of the performance period upon the achievement of pre-established financial objectives. No compensation expense was recorded for the years ended January 31, 2010, 2009 and 2008 for performance related awards issued and are not included in the table below. As of January 31, 2010 there were 189,589 performance shares issuable if performance targets are met with a maximum potential expense of $611.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

7.	STOCK OPTION PLANS (continued)

A summary of the status of the Company’s non-vested restricted stock awards as of January 31, 2010, and changes during the year ended January 31, 2010, is summarized below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested at January 31, 2009	161,214	$5.74
Granted	368,687	$1.86
Vested	(61,712)	$5.93
Forfeited	(5,527)	$6.29

Non-vested at January 31, 2010	462,662	$2.61

Rights Plan:

In February 2000, the Company’s Board of Directors declared a dividend of one common stock purchase right (“Right”) for each share of Common Stock outstanding on March 3, 2000, to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Mellon Investor Services LLC, as rights agent. In fiscal year 2005, an amendment was signed among the Company, Mellon Investor Services LLC and the Bank of New York whereby Mellon Investor Services LLC resigned as rights agent. The Company appointed the Bank of New York as successor rights agent. Upon the occurrence of certain events, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Common Stock at a purchase price of $150 per one one-hundredth of a share, subject to adjustment, as stated in the Rights Agreement. Upon the occurrence of certain events involving a hostile takeover of the Company, unless the Company’s Board of Directors acts otherwise, each holder of a Right, other than Rights beneficially owned by the acquiring company, will thereafter have the right to receive upon exercise: (i) that number of shares of the Company’s common stock having a market value equal to two times the purchase price of the Right or (ii) that number of shares of common stock of the acquiring company that at the time of the transaction has a market value of two times the exercise price of the Right.

8.	INCOME TAXES

The components of loss from continuing operations before income taxes and noncontrolling interest were as follows:

Years Ended January 31,	2010	2009	2008
Domestic	$(23,401)	$(14,770)	$(9,205)
Foreign	(156)	(687)	8,435

Income (Loss) before income taxes and noncontrolling interest	$(23,557)	$(15,457)	$(770)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

8.	INCOME TAXES (continued)

The provision (benefit) for income taxes as shown in the accompanying consolidated statements of operations consisted of the following:

Years Ended January 31,	2010	2009	2008
Current:
Federal	$—	$—	$(228)
State	88	(89)	(213)
Foreign	725	670	(24)

	813	581	(465)

Deferred:
Federal	1,395	1,396	1,395
State	(12)	100	(16)
Foreign	27	(84)	149

	1,410	1,412	1,528

Total	$2,223	$1,993	$1,063

Effective income tax rate	(9.4)%	(12.9)%	(138.1)%

The components of the deferred tax asset and liability as of January 31, 2010 and 2009 were as follows:

Years ended January 31,	2010	2009
ASSETS
Vacation and compensation accruals	$4,026	$4,093
Bad debt, inventory and return allowances	280	—
Warranty reserves	2,348	3,018
Postretirement benefits	793	737
Net operating losses and Capital Losses	85,123	75,903
Environmental reserves	434	676
Other accruals	283	227
Pension obligation	10,754	10,624
Tax Credits	1,171	1,171
Derivatives	186	1,059

Total deferred tax assets	105,398	97,508

LIABILITIES
Bad debt, inventory and return allowances	—	(813)
Amortization of Debt Discount	(4,660)	(5,812)
Depreciation and amortization	(11,431)	(10,339)
Unrepatriated earnings	(8,362)	(7,808)

Total deferred tax liability	(24,453)	(24,772)

Valuation allowance	(94,148)	(84,539)

Net deferred tax (liability) asset	$(13,203)	$(11,803)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

8.	INCOME TAXES (continued)

In fiscal year 2007, the Company established a valuation allowance against certain deferred tax assets related to the company’s joint venture in China based on negative evidence regarding the realizability of these assets. The valuation allowance was increased by $777 as a result of current year activity. During fiscal year 2008, the Company recognized a gain on the involuntary conversion of their facility in China for financial statement purposes. For local Chinese tax purposes, this gain was exempt from income tax.

As of January 31, 2010 the Company had federal net operating loss carryforwards of approximately $132,529, state net operating loss carryforwards of $120,411 and foreign net operating loss carryforwards of $13,298. These losses and credits begin to expire in varying amounts from January 31, 2011 to January 31, 2030, while a portion of the net operating losses generated in foreign jurisdictions do not have an expiration date. In addition, as of January 31, 2010 the Company has U.S alternative minimum tax credits carryfowards and foreign tax credits carryforwards in the amount of $307, and $864 respectively. As a result of the sale of the Power Electronics division in fiscal year 2008, the company generated federal and state capital loss carryforwards of $124,845, a majority of which will expire, if unused, by fiscal year ended January 31, 2013.

Reconciliations of the provision (benefit) for income taxes at the U.S. statutory rate to the (benefit) provisions for income taxes at the effective tax rates for the years ended January 31, 2010, 2009 and 2008, respectively, are as follows:

Years Ended January 31,	2010	2009	2008
U.S. statutory income tax	$(8,009)	$(5,255)	$(262)
Effect of:
State tax, net of federal income tax benefit	(171)	(136)	(777)
Tax effect of foreign operations	345	13	(399)
Provision to return	(424)	3,097	(129)
Change in valuation allowance	10,337	4,199	2,781
Other	145	75	(151)

Total provision for income taxes at the effective rate	$2,223	$1,993	$1,063

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

8.	INCOME TAXES (continued)

Effective February 1, 2007, the Company implemented accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes, among other things, a recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return. The Company utilizes a two-step approach for evaluating uncertain tax positions. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on settlement with the taxing authority.

As a result, the Company decreased the liability for net unrecognized tax benefits by $1,619 and accounted for the reduction as a cumulative effect of a change in accounting principle that resulted in an increase to retained earnings of $1,619. The Company historically classified unrecognized tax benefits in current taxes payable, or as a direct offset to deferred taxes to the extent the uncertain tax position impacted a net operating loss. As a result of the adoption, unrecognized tax benefits of $454 were reclassified to long-term income taxes payable.

The total amount of unrecognized tax benefits as of January 31, 2010 was $573, which includes $7 of accrued interest related to unrecognized income tax benefits which the Company recognizes as a component of the provision for income taxes. Of the $573 of unrecognized tax benefits, $378 relates to tax positions which if recognized would impact the effective tax rate, not considering the impact of any valuation allowance. Of the $378, $360 is attributable to uncertain tax positions with respect to certain deferred tax assets which if recognized would currently be offset by a full valuation allowance due to the fact that at the current time it is more likely than not that these assets would not be recognized due to a lack of sufficient projected income in the future.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

8.	INCOME TAXES (continued)

The following is a roll-forward of the changes in the unrecognized tax benefits:

	2010	2009	2008
Total unrecognized tax benefits as of beginning of the fiscal year	$714	$1,063	$932
Gross amount of (increases) decreases in unrecognized tax benefits as a result of tax positions taken during the prior period	(119)	(122)	317
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the current period	—	—	50
Reduction to unrecognized tax benefits related to settlements with the taxing authorities	(29)	(93)	—
Reduction to unrecognized tax benefits as a result of a lapse of applicable statute of limitations	—	(134)	(236)

Total unrecognized tax benefits as of the end of the fiscal year	$566	$714	$1,063

Total unrecognized tax benefits that would impact the effective tax rate if recognized	$378	$484	$760

Total amount of interest and penalties recognized in the accompanying consolidated statements of operations for the year ended January 31,	$7	$(68)	$(32)

Total amount of interest and penalties recognized in the accompanying consolidated balance sheets as of January 31,	$7	$20	$88

The company files U.S. federal, U.S. state and foreign tax returns. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple foreign and state jurisdictions. During the fiscal year ended January 31, 2008, the IRS concluded their examination with respect to the January 31, 2005 tax year and concluded a survey of the January 31, 2006 tax year noting no changes. With few exceptions the company is no longer subject to state or foreign examinations for years prior to fiscal year 2002.

The Company does not anticipate any significant increases or decreases to the tax reserves within the next twelve months.

The Company’s policy to include interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated financial statements of income did not change as a result of implementing the new accounting standards.

The Company has significant federal and state net operating losses carryforwards available, which begin to expire in varying amounts from January 31, 2011 to January 31, 2030. The Company believes that the future use or the amount if any of its loss carryforwards could be restricted as a result of changes in ownership as defined by rules and limitations, set out in Section 382 of the Internal Revenue code. This would have no impact on the net deferred tax assets recorded by the Company as a full valuation allowance has been established against these net operating losses.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

9.	COMMITMENTS AND CONTINGENCIES

(A) Operating Leases:

The Company leases certain manufacturing and office facilities and certain equipment under operating lease agreements in accordance with accounting guidance for leases. Certain leases contain renewal options and some have purchase options and generally provide that the Company shall pay for insurance, taxes and maintenance. As of January 31, 2010, the Company had future minimum annual lease obligations, net of sublease income, under leases with noncancellable lease terms in excess of one year as follows:

Years Ended January 31,	Amount
2011	$1,837
2012	712
2013	418
2014	404
2015	212
Thereafter	1,438

Total	$5,021

Total rent expense, net of sublease income, for all operating leases for the years ended January 31, 2010, 2009 and 2008, was $2,734, $2,605 and $2,260, respectively.

(B) Contingent Liabilities:

Legal

None

Environmental

The Company is subject to extensive and evolving environmental laws and regulations regarding the clean-up and protection of the environment, worker health and safety and the protection of third parties. These laws and regulations include, but are not limited to (i) requirements relating to the handling, storage, use and disposal of lead and other hazardous materials in manufacturing processes and solid wastes; (ii) record keeping and periodic reporting to governmental entities regarding the use and disposal of hazardous materials; (iii) monitoring and permitting of air emissions and water discharge; and (iv) monitoring worker exposure to hazardous substances in the workplace and protecting workers from impermissible exposure to hazardous substances, including lead, used in the manufacturing process.

Notwithstanding the Company’s efforts to maintain compliance with applicable environmental requirements, if injury or damage to persons or the environment arises from hazardous substances used, generated or disposed of in the conduct of the Company’s business (or that of a predecessor to the extent the Company is not indemnified therefore), the Company may be held liable for certain damages, the costs of investigation and remediation, and fines and penalties, which could have a material adverse effect on the Company’s business, financial condition, or results of operations. However, under the terms of the purchase agreement with Allied Corporation (“Allied”) for the acquisition (the “Acquisition”) of the Company (the “Acquisition Agreement”), Allied was obligated to indemnify the Company for any liabilities of this type resulting from conditions existing at January 28, 1986, that were not disclosed by Allied to the Company in the schedules to the Acquisition Agreement. These obligations have since been assumed by Allied’s successor in interest, Honeywell (“Honeywell”).

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

9.	COMMITMENTS AND CONTINGENCIES (continued)

C&D is participating in the investigation of contamination at several lead smelting facilities (“Third Party Facilities”) to which C&D allegedly made scrap lead shipments for reclamation prior to the date of the acquisition.

Pursuant to a 1996 Site Participation Agreement, as later amended in 2000, the Company and several other potentially responsible parties (“PRP”s) agreed upon a cost sharing allocation for performance of remedial activities required by the United States EPA Administrative Order Consent Decree entered for the design and remediation phases at the former NL Industries, Inc. (“NL”) site in Pedricktown, New Jersey, Third Party Facility. In April 2002, one of the original PRPs, Exide Technologies (Exide), filed for relief under Chapter 11 of Title 11 of the United States Code. In August 2002, Exide notified the PRPs that it would no longer be taking an active role in any further action at the site and discontinued its financial participation, resulting in a pro rata increase in the cost participation of the other PRPs, including the Company, for which the Company’s allocated share rose from 5.25% to 7.79%.

In August 2002, the Company was notified of its involvement as a PRP at the NL Atlanta, Northside Drive Superfund site. NL and Norfolk Southern Railway Company have been conducting a removal action on the site, preliminary to remediation. The Company, along with other PRPs, continues to negotiate with NL at this site regarding the Company’s share of the allocated liability.

The Company has terminated operations at its Huguenot, New York, facility, and has completed facility decontamination and disposal of chemicals and hazardous wastes remaining at the facility following termination of operations in accordance with applicable regulatory requirements. The Company is also aware of the existence of soil and groundwater contamination at the Huguenot, New York, facility, which is expected to require expenditures for further investigation and remediation. The Company is currently investigating the presence of lead contamination in soils at and adjacent to the facility. Additionally, the site is listed by the New York State Department of Environmental Conservation (“NYSDEC”) on its registry of inactive hazardous waste disposal sites due to the presence of fluoride and other contaminants in and underlying a lagoon used by the former owner of this site, Avnet, Inc., for disposal of wastewater. Contamination is present at concentrations that exceed state groundwater standards. In 2002, the NYSDEC issued a Record of Decision (“ROD”) for the soil remediation portion of the site. A ROD for the ground water portion has not yet been issued by the NYSDEC. In 2005, the NYSDEC also requested that the parties engage in a Feasibility Study, which the parties have conducted in accordance with a NYSDEC approved work plan. In February 2000, the Company filed suit against Avnet, Inc., and in December 2006, the parties executed a settlement agreement which provides for a cost sharing arrangement with Avnet bearing a majority of the future costs associated with the investigation and remediation of the lagoon-related contamination.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

9.	COMMITMENTS AND CONTINGENCIES (continued)

C&D, together with Johnson Controls, Inc. (“JCI”), is conducting an assessment and remediation of contamination at and near its facility in Milwaukee, Wisconsin. The majority of the on-site soil remediation portion of this project was completed as of October 2001. Under the purchase agreement with JCI, C&D is responsible for (i) one-half of the cost of the on-site assessment and remediation, with a maximum liability of $1,750 (ii) any environmental liabilities at the facility that are not remediated as part of the ongoing cleanup project and (iii) environmental liabilities for any new claims made after the fifth anniversary of the closing, i.e. March 2004, that arise from migration from a pre-closing condition at the Milwaukee facility to locations other than the Milwaukee facility, but specifically excluding liabilities relating to pre-closing offsite disposal. JCI retained the environmental liability for the off-site assessment and remediation of lead. In March 2004, the Company entered into an agreement with JCI to continue to share responsibility as set forth in the original purchase agreement. The Company continues to share with JCI the allocation of costs for assessment and remediation of certain off-site chlorinated volatile organic compounds in groundwater.

In February 2005, the Company received a request from the EPA to conduct exploratory testing to determine if the historical municipal landfill located on the Company’s Attica, Indiana, property is the source of elevated levels of trichloroethylene detected in two city wells downgradient of the Company’s property. In 2009, EPA determined that the impact to the two city wells was from sources unrelated to the Company’s property. The EPA also advised that it believes the former landfill is subject to remediation under the RCRA corrective action program. The Company conducted testing in accordance with an investigation work plan and submitted the test results to the EPA. The EPA thereafter notified the Company that they also wanted the Company to embark upon a more comprehensive RCRA investigation to determine whether there have been any releases of other hazardous waste constituents from its Attica facility and, if so, to determine what corrective measure may be appropriate. In January 2007, the Company agreed to an Administrative Order on Consent with EPA to investigate, and remediate if necessary, site conditions at the facility. The Company has timely complied with all required investigative and remedial actions required by EPA.

The Company has conducted site investigations at its Conyers, Georgia facility, and has detected chlorinated solvents in groundwater and lead in soil both onsite and offsite. The Company has recently initiated further assessment of groundwater conditions, temporarily suspending remediation of the chlorinated solvents which had been initiated in accordance with a Corrective Action Plan approved by the Georgia Department of Natural Resources in January 2007. A modified Corrective Action Plan will be submitted upon completion of the assessment. Additionally, the Company is conducting remediation of lead impacted soils identified in the site investigations. In September 2005, an adjoining landowner filed suit against the Company alleging, among other things, that it was allowing lead contaminated stormwater runoff to leave its property and contaminate the adjoining property. In November 2008, the parties entered into a final settlement agreement, pursuant to which the Company agreed to assess and remediate any contamination on the adjoining property due the Company’s operations as required by Georgia Department of Natural Resources and with the concurrence of the adjoining landowner.

The Company accrues reserves for liabilities in its consolidated financial statements and periodically reevaluates the reserved amounts for these liabilities in view of the most current information available in accordance with accounting guidance for contingencies. As of January 31, 2010, accrued environmental reserves totaled $1,174 consisting of $544 in other current liabilities and $630 in other liabilities. Based on currently available information, the Company believes that appropriate reserves have been established with respect to the foregoing contingent liabilities and that they are not expected to have a material adverse effect on its business, financial condition or results of operations.

(C) Purchase Commitments:

Periodically the Company enters into purchase commitments pertaining to the purchase of certain raw materials with various suppliers. The Company has entered into various lead commitments contracts some expiring within a few months while others continue into December 2011. The estimated commitments are approximately $84,000 in the fiscal year ended January 31, 2011 and $51,000 during the fiscal year ended January 31, 2012. The Company has also committed to purchase new machinery at an estimated cost of $1,994 to be installed within the next year.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

10.	MAJOR CUSTOMER

One customer, Emerson Electric Company and Subsidiaries, accounted for 12.9%, 17.4% and 14.3% of the Company’s consolidated net sales for the years ended January 31, 2010, 2009 and 2008, respectively.

11.	CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to potential concentration of credit risk consist principally of trade receivables and temporary cash investments. The Company places its temporary cash investments with various financial institutions and, generally, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited by a large customer base and its geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit, in certain circumstances.

12.	FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments at January 31, 2010 and 2009 were as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$2,700	$2,700	$3,121	$3,121
Investments held for deferred compensation plan	$321	$321	$285	$285
Debt, excluding capital leases	141,658	107,282	116,731	88,340
Commodity hedges	(643)	(643)	(992)	(992)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents – the carrying amount approximates fair value because of the short maturity of these instruments.

The fair value of accounts receivable, accounts payable and accrued liabilities consistently approximate the carrying value due to the short term maturity of these instruments and are excluded from the above table.

Investments held for deferred compensation plan – this asset is carried at quoted market values and, as a result, the fair value is equivalent to the carrying amount.

Long-term debt – the fair value of the Notes was determined using available market prices at the balance sheet date. The carrying value of the Company’s remaining long-term debt, including the current portion, approximates fair value based on the incremental borrowing rates currently available to the Company for loans with similar terms and maturity.

Commodity hedges – the fair value was determined using available market prices at the balance sheet date of commodity hedge contracts with similar characteristics and maturity dates.

13.	DERIVATIVE INSTRUMENTS

The Company follows the applicable accounting guidance for accounting for derivative instruments and hedging activities. This guidance establishes accounting and reporting standards for derivative instruments. Specifically, it requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either equity as accumulated other comprehensive (loss) income (“AOCI”) or net (loss) income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

13.	DERIVATIVE INSTRUMENTS (continued)

To qualify for hedge accounting, the instruments must be effective in reducing the risk exposure that they are designed to hedge. For instruments that are associated with the hedge of an anticipated transaction, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The assessment for effectiveness is documented at hedge inception and reviewed throughout the designated hedge period.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

13.	DERIVATIVE INSTRUMENTS (continued)

Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded in accumulated other comprehensive loss. When operations are affected by the variability of the underlying cash flow, the applicable amount of the gain or loss from the derivative that is deferred in equity is released to operations. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are included in operations each period until the instrument matures. Derivatives that are not designated as hedges, as well as the portion of a derivative excluded from the effectiveness assessment and changes in the value of the derivatives which do not offset the underlying hedged item throughout the designated hedge period, are recorded as a current period expense in operations.

The Company does not use derivatives for speculative purposes, nor is it a party to leveraged derivatives. The Company is exposed to credit risk related to its financial instruments in the event of non-performance by the counterparties. As such, the Company has a policy of only entering into contracts with major financial institutions. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the Company has not sustained a material loss from these instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires, is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive loss from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

Commodity risk – The Company enters into financial instruments hedges with counterparties to mitigate its exposure to the volatility of the price of lead, which is the primary raw material component of the Company. The agreements are with major financial institutions with maturities generally less than one year. The Company employs cash flow hedge accounting in the treatment of these contracts. Changes in the value of the contracts are marked to market each month and the gains and losses are recorded in other comprehensive loss until they are released to the income statement through cost of goods sold in the same period as is the hedged item (lead). The notional amount of the lead forward contracts as of January 31, 2010 and 2009 was $6,907 and $6,669, respectively. Commodity derivatives are designated as cash flow hedges of anticipated lead purchases and scheduled interest payments, respectively. The fair values of these derivatives are accumulated in other comprehensive loss in Equity and are released to earnings during the period in which the hedged items impact earnings.

The Company had raw material commodity arrangements for 3,103 metric tons of base metals at January 31, 2010 and 5,056 metric tons at January 31, 2009.

The following table provides the fair value of the Company’s derivative contracts which include raw material commodity contracts.

	2010	2009	Balance Sheet Location
Derivatives designated as hedging instruments:
Commodity Hedges	(643)	(992)	Other current liabilities

Total fair value	($643)	($992)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

13.	DERIVATIVE INSTRUMENTS (continued)

The Company estimates that $495 of net derivatives losses in AOCI as of January 31, 2010 will be reclassified into earnings in the next twelve months.

	Amount of Gain (Loss) Recognized in OCI			Amount of Gain (Loss) Reclassified from AOCI into Income			Location of Gain (Loss) Reclassified from AOCI into Income
	2010	2009	2008	2010	2009	2008
Derivatives in Cash Flow Hedging Relationships:
Commodity Hedges	$527	$(8,597)	$169	$(1,802)	$(10,049)	$10,437	Cost of Sales

14.	EMPLOYEE BENEFIT PLANS

The Company has various noncontributory defined benefit pension plans, which cover certain employees in the United States.

The Company’s funding policy is to make contributions in accordance with U.S. laws and regulations. Pension benefits for the Company’s defined benefit plans are generally based on employees’ years of service and qualifying compensation during the years of employment. Plan assets are invested in commingled trust funds consisting primarily of equity and U.S. Government securities.

The Company also provides certain health care and life insurance benefits for retired employees who meet certain service requirements (postretirement benefits) through two plans. One of these plans was amended on April 1, 2005 to decrease the life insurance benefits for retirees.

Benefit payments for the Company’s pension and post retirement plans are expected to be paid as follows:

Years Ended January 31,	Pension Plans	Postretirement Plans
2011	$4,249	$181
2012	4,379	197
2013	4,718	187
2014	4,932	165
2015	5,071	173
2016 – 2020	28,579	1,040

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

14.	EMPLOYEE BENEFIT PLANS (continued)

The tables that follow provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended January 31, 2010 and 2009 and a statement of the funded status as of January 31, 2010 and 2009. The measurement dates are January 31, 2010 and 2009.

	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$72,196	$70,017	$1,969	$1,937
Service cost	1,034	1,181	59	67
Interest cost	4,525	4,847	126	129
Plan amendments	—	—	—	—
Actuarial (gain) loss	7,803	325	123	66
Curtailments	—	—	—	—
Special termination benefits	—	—	—	—
Benefits paid	(4,052)	(4,174)	(133)	(230)

Benefit obligation at end of year	$81,506	$72,196	$2,144	$1,969

Change in plan assets:
Fair value of plan assets at beginning of year	43,603	62,903	—	—
Actual return on plan assets	9,264	(17,720)	—	—
Employer contributions	2,336	2,594	133	229
Benefits paid	(4,052)	(4,174)	(133)	(229)

Fair value of plan assets at end of year	51,151	43,603	—	—

Reconciliation of funded status:
Funded status	(30,355)	(28,593)	(2,144)	(1,969)
Unrecognized actuarial loss	38,925	39,541	66	(58)
Unrecognized prior service cost	—	—	(804)	(1,608)

Net amount recognized at measurement date at end of year	$8,570	$10,948	$(2,882)	$(3,635)

Amounts recognized in the statement of financial position consist of:
Accumulated other comprehensive income	38,925	39,541	(738)	(1,666)
Contributions made after measurement date but before the end of the fiscal year	—	—	—	—
Accrued benefit liability	(30,355)	(28,593)	(2,144)	(1,969)

Net amount recognized at end of fiscal year	$8,570	$10,948	$(2,882)	$(3,635)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

14.	EMPLOYEE BENEFIT PLANS (continued)

	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost:
Service cost	$1,034	$1,181	$1,530	$58	$67	$137
Interest cost	4,525	4,847	4,279	126	129	247
Expected return on plan assets	(3,615)	(5,420)	(4,872)	—	—	—
Amortization of prior service costs	—	—	8	(804)	(871)	(22)
Recognized actuarial loss/(gain)	2,770	1,276	1,700	(1)	(5)	(4)
Curtailment	—	—	45	—	—	—
Special termination benefit	—	—	173	—	—	—

Net periodic benefit cost	$4,714	$1,884	$2,863	$(621)	$(680)	$358

Weighted-average assumptions used to determine benefit obligation as of January 31*:
Discount rate	5.75%	6.60%	6.35%	5.75%	6.60%	6.35%
Rate of compensation increase***	4.00%	4.00%	4.45/4.00%	N/A	N/A	N/A
Weighted-average assumptions used to determine net cost for the periods ended January 31**:
Discount rate	6.60%	6.35%	5.90%	6.60%	6.35%	5.90%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase**	4.00%	4.00%	4.45/4.00%	N/A	N/A	N/A

*	Determined as of the end of the year.
**	Determined as of the beginning of the year.
***	Rate relates to certain employees. Some covered employees have benefits unrelated to rate of pay.

The Company considered various corporate bond indices rated “Aa” or higher with a duration that is consistent with the plans’ liabilities to determine the discount rates at each measurement date. The change in the discount rate is consistent with the changes in the benchmarks considered for the same periods.

To develop the expected long-term rate of return on plan assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the payment of plan expenses from the pension trust. This resulted in the selection of the 8% expected long-term rate of return on plan assets assumption for the plans.

The Company sponsors two postretirement benefit plans for certain employees in the United States; the Company contributions to one of them are fixed so there is no material trend rate assumption. The other plan has a cap on benefits in place. The impact of a change in the assumed health care cost trend rate is zero as the per capita claims costs have exceeded the cap since 2004. The reported postretirement benefit obligation does not reflect the effect of the Medicare Prescription Drug Improvement and Modernization Act of 2003. C&D provides prescription drug benefits to some Medicare-eligible retirees, but is not expected to qualify for the tax-free federal subsidy.

The accumulated benefit obligation exceeded the plan assets for the two domestic plans at January 31, 2010. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for these plans were $81,506, $79,370 and $51,151 respectively for fiscal year 2010. At January 31, 2009, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for these plans were $72,196, $70,062 and $43,603.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

14.	EMPLOYEE BENEFIT PLANS (continued)

For fiscal year 2008, the Company had four pension plans but consolidated three of the plans into a single plan leaving the Company with two plans in fiscal 2009 and 2010.

The pension plans have the following asset allocations, as of their measurement dates:

	Actual Percentage of Plan Assets at:
	January 31, 2010	January 31, 2009
ASSET CATEGORY
Equity Securities - Domestic	30.90%	26.30%
Equity Securities - International	9.10%	8.50%

Total	40.00%	34.80%

Debt Securities	49.10%	53.50%
Other	10.90%	11.70%

Total	100.00%	100.00%

The Pension Plans’ investment policy includes the following asset allocations guidelines:

Plans Policy Target*
ASSET CLASS
Fixed Income	47.00%
Domestic Income	32.00%
International Equity	10.00%
Other*	11.00%

*	Represents pension plan assets that are invested in a broadly diversified alternative investment which consists of 30-40 hedge funds of different styles and asset types (equity long/short, sovereign debt and mortgage hedging, etc.).

The asset allocation policy was developed in consideration of the long-term investment objective of ensuring that there is an adequate level of assets to support benefit obligations to plan participants. A secondary objective is minimizing the impact of market fluctuations on the value of the plans’ assets. Equity securities - Domestic includes Company common stock in the amounts of $393 (0.9% of total plan assets) and $791 (2.2% of total plan assets) at January 31, 2010 and 2009, respectively.

In fiscal year 2011 the Company expects to make required contributions totaling approximately $5,100 to its pension plans.

In addition to the broad asset allocation described above, the following policies apply to individual asset classes for the domestic plans:

Fixed income investments are oriented toward investment grade securities rated “Baa” or higher, with a small exposure to high yield and emerging markets debt. They are diversified among individual securities and sectors. The average maturity is similar to that of the broad U.S. bond market.

Equity investments are diversified among individual securities, industries and economic sectors. International equity investments are also diversified by country. Most securities held are issued by companies with large market capitalizations. Investment in the Company’s stock is permissible up to a maximum of 10% at the time of investment.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

14.	EMPLOYEE BENEFIT PLANS (continued)

The following table sets forth by level, within the fair value hierarchy, the Plan’s financial instruments carried at fair value as of January 31, 2010:

Asset Category:	Total Fair Value Measurement January 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual funds:
Equity funds	$20,088	$20,088	$—	$—
Fixed income funds	25,112	25,112
Common Stock	393	393
Other Assets	5,558			5,558

Total assets at fair value	$51,151	$45,593	$—	$5,558

The following table presents a reconciliation of changes in the fair value of the Plan’s Level 3 assets for the year ended January 31, 2010:

Other Assets
Balance, February 1, 2009	$4,295
Purchases of additional investments	$1,000
Appreciation in fair value of investment	263

Balance, January 31, 2010	$5,558

The fair values presented above were determined based on valuation techniques categorized as follows:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although management believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company has a 401K Plan that eligible employees may contribute to. Certain employees are eligible to participate in various defined contribution retirement plans. The Company’s contributions under the plans are based on either specified percentages of employee contributions or specified percentages of the employees’ earnings. The Company’s expense was $855, $985 and $710 for the years ended January 31, 2010, 2009 and 2008, respectively.

The Company has Supplemental Executive Retirement Plans (“SERPs”) that cover certain executives. The SERPs are non-qualified, unfunded deferred benefit compensation plans. Expenses related to these SERPs, which were actuarially determined, were $162, $157 and $242 for the years ended January 31, 2010, 2009 and 2008, respectively. The total obligation for these plans was $4,222 and $4,219 as of January 31, 2010 and 2009, respectively. The Company has a Deferred Compensation Plan that covers certain senior management employees and non-employee members of the Company’s Board of Directors. With the exception of

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

14.	EMPLOYEE BENEFIT PLANS (continued)

administration costs, which are paid by the Company, this non-qualified plan is funded entirely by participants through voluntary deferrals of compensation. Income deferrals made by participants under this plan are deposited in individual trust (known under current tax law as a ‘rabbi trust’) accounts. The Company follows the provisions of accounting guidance related to deferred compensation arrangements. The guidance requires that (i) the accounts of the rabbi trust be consolidated with the accounts of the Company; (ii) the Company stock be classified and accounted for in equity, in a manner similar to the way in which treasury stock is accounted for; (iii) the diversified assets be accounted for in accordance with accounting standards for the particular asset; and (iv) the deferred compensation obligation be classified as a liability and adjusted with a corresponding charge (or credit) to compensation cost, to reflect changes in the fair value of the amount owed to the participant. At January 31, 2010 and 2009, the liability for the Company’s Deferred Compensation Plan was $488 and $530, respectively, and was included in other liabilities.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

15.	GOODWILL AND ASSET IMPAIRMENTS

In accordance with accounting guidance related to accounting for the impairment or disposal of long-lived assets, annually the Company first completes an assessment of its long-lived assets within the various asset groupings and determines if the carrying value of its long-lived assets within those identified asset groupings exceeded their fair values. The fair value of these asset groupings was determined based upon the cost and income approach, respectively. Upon completion of the long-lived asset impairment analysis, the Company assesses the carrying value of its goodwill by using the two-step, fair-value based test in accordance with accounting guidance related to goodwill and other intangible assets. The first step compared the fair value of the reporting unit to its carrying amount, including goodwill. As the carrying amount of the reporting unit did not exceed its fair value, the second step was not performed and no impairment was recorded.

During fiscal year 2009 the Company determined that there was an impairment of long-lived assets. As a result, the Company recorded a pre-tax asset impairment charge related to one of its closed manufacturing facilities of $1,222. The impairment charge resulted from the Company’s inability to sell the site as a result of market conditions. This charge is included in the cost of sales on the consolidated statement of operations. The remaining value of the building of $500 is classified as Assets held for sale on the balance sheet as of January 31, 2010 and 2009.

16.	RESTRUCTURING

On February 4, 2009, the Company announced plans to reduce labor costs by reducing its workforce by approximately 90 employees. The Company recorded severance accruals in the fourth quarter of fiscal year 2009 of $1,334 in its consolidated statement of operations as selling, general and administrative expenses as a result of these reductions. The Company paid most of these costs in fiscal year 2010 with a small portion carrying over to fiscal year 2011.

A reconciliation of the beginning and ending liability and related activity is shown below.

	Balance at January 31, 2009	Provision Additions	Expenditures	Balance at January 31, 2010
Severance	$1,253	$—	$1,177	$76

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

17.	QUARTERLY FINANCIAL DATA (unaudited)

Quarterly financial data for the years ended January 31, 2010 and 2009, follow:

Year Ended January 31, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$73,665	$82,434	$91,210	$88,400
Gross profit	5,345	10,003	13,010	$9,176
Operating income (loss)	(5,775)	(1,907)	(555)	$(2,829)
Net loss attributable to C&D TECHNOLOGIES, INC.	(9,758)	(5,616)	(3,440)	$(6,724)
Loss per common share – basic and diluted:
Basic	(0.37)	(0.21)	(0.13)	(0.26)
Diluted	(0.37)	(0.21)	(0.13)	(0.26)

Year Ended January 31, 2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$93,776	$92,485	$93,822	$85,457
Gross profit	13,692	13,447	16,177	3,186
Operating income (loss)	2,346	1,379	4,342	(10,120)
Net loss attributable to C&D TECHNOLOGIES, INC.	(124)	(1,434)	(146)	(15,181)
Loss per common share – basic and diluted:
Basic	(0.00)	(0.06)	(0.01)	(0.58)
Diluted	(0.00)	(0.06)	(0.02)	(0.58)

Loss per share for the quarter’s amounts may not agree with the total for the fiscal years due to rounding.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

18.	OPERATIONS BY GEOGRAPHIC AREA

The Standby Power Division manufactures and markets integrated reserve power systems and components for the standby power market, which includes primarily telecommunications, uninterruptible power supplies, cable and utilities. Integrated reserve power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. The Standby Power Division also produces the individual components of these systems, including reserve batteries, power rectifiers, system monitors, power boards and chargers. Major applications of these products include wireless and wireline telephone infrastructure, cable television signal powering, corporate data center powering and computer network backup for use during power outages.

Summarized financial information related to the geographic areas in which the Company operated at January 31, 2010, 2009 and 2008, and for each of the years then ended is shown below:

Years Ended January 31,	2010	2009	2008
Net sales*:
United States	$255,214	$297,549	$297,982
Other countries	80,495	67,991	48,091

Consolidated totals	$335,709	$365,540	$346,073

Long-lived assets:
United States	$47,265	$41,419	$35,483
China	31,571	29,818	29,790
Mexico	11,654	14,265	15,060
Other countries	79	68	102

Consolidated totals	$90,569	$85,570	$80,435

*	Net sales by geographic area are determined by the location of the customer.

19.	WARRANTY

The Company provides for estimated product warranty expenses when the related products are sold. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows:

Years Ended January 31,	2010	2009	2008
Balance at beginning of period	$8,069	$11,276	$7,760
Current year provisions, net of recoveries	5,129	4,985	9,155
Expenditures	(6,717)	(8,199)	(5,644)
Effect of foreign currency translation	—	7	5

Balance at end of period	$6,481	$8,069	$11,276

As of January 31, 2010, accrued warranty obligations of $6,481 include $2,511 in current liabilities and $3,970 in other liabilities. As of January 31, 2009, accrued warranty obligations of $8,069 include $3,528 in current liabilities and $4,541 in other liabilities.

Certain warranty costs associated with the disposal of the Motive Division were not assumed by the buyer and are included in the table above that are associated with this Division which is part of discontinued operations. Current year provisions include $0 from discontinued operations for both fiscal years 2010 and 2009, respectively. Expenditures include $2,603, of which $939 were non-cash adjustments reflecting updated payment estimates, and $4,800 from discontinued operations in fiscal years 2010 and 2009, respectively.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

20.	ACCUMULATED OTHER COMPREHENSIVE LOSS

Years Ended January 31,	2010	2009
Cumulative translation adjustment	$(6,000)	$(6,241)
Accumulated net unrealized holding gain (loss) on derivatives	(497)	(2,831)
Adjustment to initially apply defined benefit plan standard	(4,459)	(4,459)
Minimum pension liability adjustment	(32,700)	(32,202)

Total accumulated other comprehensive loss attributable to C&D Technologies, Inc.	$(43,656)	$(45,733)

21.	DISCONTINUED OPERATIONS

In connection with the restructuring plan discussed in Note 16, the Company completed the sale of its Power Electronics Division on August 31, 2007 for $85,000 and recognized a gain of approximately $3,900. As a result of this decision and in accordance with accounting guidance for impairment or disposal of long-lived assets, the Company presents the results of operation of the Power Electronics Division for the fiscal years ended January 31, 2008 as discontinued operations.

On October 24, 2007, the Company announced the sale of certain assets of its Motive Power Division. As a result of this decision, the Company presents the results of operation of the Motive Power Division for the fiscal years ended January 31, 2008 as discontinued operations. The Company received $3,100 during fiscal year 2008 for the sale of finished goods and certain identified equipment.

Summarized financial information for the divisions sold is as follows:

Years Ended January 31,	2008
Net Sales	$138,609
Loss from discontinued operations before income taxes	15,091
Provision for income taxes	1,262
Net loss from discontinued operations	16,353

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars in thousands, except per share data)

22.	FAIR VALUE MEASUREMENT

Adoption of accounting guidance related to fair value measurements was adopted on February 1, 2008 and was limited to financial assets and liabilities, which primarily relates to the derivative contracts and investments related to the deferred compensation plan. The Company utilizes the market approach to measure fair value for the financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The accounting guidance includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The following table represents the assets and liabilities measured at fair value on a recurring basis as of January 31, 2010 and 2009 and the basis for that measurement:

2010	Total	Level 1	Level 2	Level 3
Investments held for deferred compensation plan	$321	$321	$—	$—
Commodity hedge liabilities	(643)	—	(643)	—

2009	Total	Level 1	Level 2	Level 3
Investments held for deferred compensation plan	$285	$285	$—	$—
Commodity hedge liabilities	(992)	—	(992)	—

23.	GAIN ON SALE OF SHANGHAI, CHINA PLANT

During fiscal year 2005, the Company received $15,547 from the Chinese government as partial payment for the Company’s old joint venture battery facility located in Shanghai. The Company used these funds for the construction of a new battery manufacturing facility in Shanghai, which was completed during the first quarter of fiscal year 2008. This payment, along with a final payment of $1,850 received during the first quarter of fiscal year 2008, was recognized as income, net of the book value of assets disposed and other exit costs, when the old facility was transferred to the Chinese government during the first quarter of fiscal year 2008. During the first quarter of fiscal 2008, the Company recognized a gain of $15,162 on this transaction.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

SCHEDULE II.

VALUATION AND QUALIFYING ACCOUNTS

for the years ended January 31, 2010, 2009 and 2008

(Dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Costs & Expenses	Additions (Reductions) Charged to Other Accounts	Translations	Other (a)	Balance at End of Period
Deducted from Assets
Valuation allowance for deferred tax assets:
Year ended January 31, 2010	$84,539	$10,337	$(708)	$(20)	$—	$94,148
Year ended January 31, 2009	73,208	4,199	7,734	(602)	—	84,539
Year ended January 31, 2008	33,036	4,244	(5,478)	(1,146)	42,552	73,208

(a)	Additions totaling $42,552 related to the sale of the Power Electronics Division sold during fiscal year 2008.